Prospectus Supplement No. 10 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673
Prospectus Supplement No. 6 (to Prospectus dated August 13, 2024)	Registration No. 333-280366 Registration No. 333-282132
Prospectus Supplement No. 2 (to Prospectus dated September 25, 2024)	Registration No. 333-282130
Prospectus Supplement No. 2 (to Prospectus dated September 25, 2024)

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,316 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock

Underlying Warrants)

28,370,786 Shares of Common Stock

3,598,943 Shares of Common Stock (Inclusive of 960,000 Shares of Common Stock

Underlying Warrants)

This prospectus supplement updates and supplements (i) the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “April Prospectus”), (ii) the prospectus dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “August Prospectus”), (iii) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282132) (the “SEPA Prospectus”) and (iv) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282130) (the “September Prospectus”, together with the April Prospectus, the August Prospectus and the SEPA Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW”, respectively. On October 29, 2024, the last reported sales price of the Common Stock was $0.9311 per share, and the last reported sales price of our Public Warrants was $0.027 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the April Prospectus, page 7 of the August Prospectus, page 9 of the SEPA Prospectus and page 8 of the September Prospectus to read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 30, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2024

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 810-7422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2024, Brand Engagement Network Inc., a Delaware corporation (the “Company”) entered into a Share Purchase and Transfer Agreement with Christian Unterseer, in his individual capacity (“Unterseer”), CUTV GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany (“CUTV”), and CUNEO AG, a stock corporation incorporated under the laws of the Federal Republic of Germany (“Cuneo” and together with Unterseer and CUTV, the “Sellers”) (the “Purchase Agreement”) pursuant to which the Sellers have agreed to sell all of the outstanding equity interests of Cataneo GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany (“Cataneo”) to the Company for an aggregate purchase price of $19.5 million, consisting of (i) $9 million in cash and (ii) 4.2 million shares of the Company’s common stock, par value $0.001 per share (“BEN Common Stock” and such 4.2 million shares of BEN Common Stock, the “Equity Consideration”) at an agreed upon value of $2.50 per share (the transactions governed by the Purchase Agreement, the “Acquisition”), subject to customary adjustments and offsets as further described herein. Prior to the closing of the Acquisition (the “Closing Date”), the Sellers may elect to convert a portion of the Equity Consideration to cash for up to $3 million at a price per share of $2.50 (the “Cash Election”). Additionally, an aggregate of 400,000 shares of BEN Common Stock issued as part of the Equity Consideration shall be subject to an escrow arrangement for a period of one year (the “Escrow Period”) following Closing Date (the “Escrow Shares”). The Escrow Shares may be utilized to offset certain claims, fines, penalties, outstanding debts or other costs owed by the Sellers following the Closing Date. Thirty days prior to the end of the Escrow Period, certain of the Sellers shall have the right, but not the obligation, to cause the Company to repurchase their portion of the Escrow Shares at a price per share of $2.50.

The Purchase Agreement contains customary representations, warranties and covenants, as well as indemnification provisions subject to specified limitations. Among other things, the Sellers have agreed, subject to certain exceptions, to cause Cataneo to conduct its business in the ordinary course, consistent with past practice, from the date of the Purchase Agreement until the Closing Date and not to take certain actions prior to the Closing Date without the prior written consent of the Company.

The transaction is expected to close in the fourth quarter of 2024 and is subject to conditions, including, (i) the making of the Cash Election, (ii) the initiation of the process to register for resale the Equity Consideration, (iii) written confirmation that the Company has not received any delisting notice or similar notification affecting its listing status with the NASDAQ, (iv) the execution by one or several of the Company’s major stockholders of a personal guarantee of the Agreed Share Value (as defined therein) for a period of one year following the Closing Date (the “Personal Guarantee”), (v) the obtaining of joint approval of the terms of the financing of the cash purchase price of the Acquisition, (vi) the receipt of customary third-party approvals and the release of the Sellers from customary bank guarantees, securities and indemnities, and (vii) the Company’s board of directors’ approval of the Company’s due diligence investigation (collectively, the “Closing Conditions”). The Company intends to finance the transaction through third-party financing, which may take the form of debt or equity.

The Purchase Agreement contains certain customary termination rights for the Company and the Sellers, including the right to terminate the Purchase Agreement if (i) not all of the Closing Conditions have been satisfied by January 29, 2025, (ii) a party has not performed all of its Closing Actions (as defined therein) within ten business days of the Closing Date, or (iii) the registration process of the Equity Consideration has not been initiated prior to the Closing Date to the satisfaction of the Sellers. Notwithstanding any termination right, any party may seek specific performance of the other parties to the Purchase Agreement. In the event the Purchase Agreement is terminated by the Sellers by virtue of the failure of the Company to deliver the Personal Guarantee, the Sellers shall be entitled to a termination fee of $350,000.

The Purchase Agreement is filed herewith as Exhibit 2.1 to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Cataneo or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties of each of the parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates therein. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Cataneo or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents that the Company files with the SEC.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is only a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02. The issuance of the Equity Consideration will be completed in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Item 7.01. Regulation FD Disclosure.

On October 30, 2024, the Company and the Sellers issued a joint press release announcing the execution of the Purchase Agreement. A copy of the joint press release announcing the proposed transaction is furnished as Exhibit 99.1 hereto. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01, including the exhibit incorporated by reference herein, shall not be incorporated by reference into any filing under the Securities Act, regardless of any incorporation by reference language in any such filing, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the joint press release is not intended to, and does not, constitute a determination or admission by the Company that the information in the joint press release is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

Item 8.01 Other Events.

Reference is made to (i) that certain Securities Purchase Agreement, dated May 28, 2024, by and among the Company and the investors party thereto (the “May Purchase Agreement”), (ii) that certain Securities Purchase Agreement, dated August 26, 2024, by and among the Company and the investors party thereto (the “August Purchase Agreement”), (iii) that certain Amendment No. 1 to the August Purchase Agreement, dated October 5, 2024, by and among the Company and the investors party thereto (the “Amendment”) and (iv) that certain Standby Equity Purchase Agreement, dated August 26, 2024, by and between the Company and YA II PN, Ltd.

As previously disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2024, pursuant to the terms of the Amendment, upon effectiveness of the Amendment, the Company would have been prohibited from selling shares of BEN Common Stock, at a price per share that is less than $5.00 per share, as adjusted for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of BEN Common Stock that occur after the date of the Amendment (the “SEPA Pricing Limitation”). The effectiveness of the Amendment was conditioned on the payment of all then current and past due Required Fundings (as defined therein) payable under the May Purchase Agreement and August Purchase Agreement by October 11, 2024. The Company has experienced delays in funding from certain of the investors under the May Purchase Agreement and the August Purchase Agreement. As of the date hereof, certain of such investors have failed to make Required Fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $843,750, and the Company is uncertain whether such amounts or future Required Fundings by such investors will be made. As a result of such delays, the conditions to the effectiveness of the Amendment were not met, and the Company did not become subject to the SEPA Pricing Limitation.

Forward-Looking Statements

Certain disclosures in this report include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Acquisition, the ability of the parties to consummate the Acquisition in a timely manner or at all, the ability of the Company to obtain financing for the Acquisition on favorable terms or at all, the achievement by the Company of the intended synergies and benefits of the Acquisition, the Company’s business outlook, industry, business strategy, plans, goals and expectations concerning the Company’s market position, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this report. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, the Company can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, (i) uncertainties as to the timing of the Acquisition; (ii) the risk that the Acquisition may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the Acquisition, including the ability to obtain financing to fund the Acquisition on terms that are agreeable to the parties or at all; (iv) the possibility that any or all of the various conditions to the consummation of the Acquisition may not be satisfied or waived, including the failure to receive major shareholder guarantees, or that any required regulatory approvals from any applicable governmental entities may not be obtained (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; (vi) the effect of the announcement or pendency of the transactions contemplated by the purchase agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) uncertainty as to the timing of completion of the Acquisition; and (ix) risks that the benefits of the Acquisition are not realized when and as expected. Additional information concerning these and other factors can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC and in the Company’s Quarterly Reports on Form 10-Q. Any one of these factors or a combination of these factors could materially affect the Company’s financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. The Company’s forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Share Purchase and Transfer Agreement, dated October 29, 2024, by and among Brand Engagement Network Inc., Christian Unterseer, CUTV GmbH and CUNEO AG.
99.1	Press Release, dated October 30, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request; provided, however, that the parties may request confidential treatment for certain portions of the agreement pursuant to Rule 24b-2 of the Exchange Act, for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer

Dated:	October 30, 2024

Exhibit 2.1

Cataneo-BEN SPA

Share Purchase and Transfer Agreement

Between

CHRISTIAN UNTERSEER; CUTV GmbH; and CUNEO AG

And

BRAND ENGAGEMENT NETWORK, INC.

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Share Purchase Agreement

Between

(1)	Christian Unterseer, Baumgartenstraße 30a, 83607 Holzkirchen (“Seller 1”)

(2)	CUTV GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Munich, Germany, registered with the commercial register of the local court of München under no. HRB 170892, with business address at 81671 München, Rosenheimer Straße 145d (“Seller 2”)

(3)	Cuneo AG, a stock corporation (Aktiengesellschaft) incorporated under the Laws of Germany, having its registered seat in Grünwald, Landkreis München, Germany, registered with the commercial register of the local court of München under no HRB 132321, with business address at 82031 Grünwald, Schloßstraße 19 (“Seller 3”, together with Seller 1 and Seller 2 the “Sellers” and individually a “Seller”)

(4)	Brand Engagement Network, Inc., a Delaware Corporation, incorporated under the Laws of the State of Delaware, USA, with registered business address at Corporation Trust Center 1209 Orange St, Wilmington, Delaware, USA and with a principal place of business located at 145 E. Snow King Avenue, Jackson, Wyoming 83001, USA and research and development office located at 8th Floor, Sinwon Plaza, 85 Dokseodang-ro, Yongsan-gu,Seoul, Republic of Korea (“Buyer” or “Brand Engagement Network” or “BEN”, together with Sellers the “Parties” and individually a “Party”).

Preamble

a)	Brand Engagement Network is engaged in the business of delivering AI solutions and interactive AI assistants to consumers and businesses through its customizable full-stack platform. Its shares are publicly traded on the NASDAQ Capital Market under the ticker symbol ‘BNAI’.

b)	Sellers are the sole shareholders of Cataneo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in München, Germany, registered with the commercial register of the local court of München, Germany under no. HRB 144834, with business address at 81671 München, Gisela-Stein-Straße 20, Germany (“Company” or “Cataneo”).

c)	The business of Cataneo is the development, production, marketing and distribution of media and content management technologies. Cataneo is developing SaaS solutions, including advertisement sales, scheduling, traffic and rights management, marketing and selling their solutions worldwide and provide related services (the “Business”).

d)	Cataneo owns 100% interest in Cataneo, informacijske rešitve, d.o.o., incorporated in Ljubljana, Slovenia, with the business address at Miklošičeva cesta 30, 1000 Ljubljana. Affiliate has an aggregate registered share capital (Gesellschaftskapital) of EUR 7,500 (in words: Seven Thousand Five-hundred Euros), collectively owned by Cataneo GmbH, under Interest number 250441, and Partner number 895697 (“Cataneo, d.o.o.”).

e)	Cataneo owns 100% interest in Contentmarket AI GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Munich, Germany, registered with the commercial register of the local court of München under no. HRB 267327, with business address at 81671 München, Gisela-Stein-Straße 20, Germany (“Contentmarket”; Cataneo, d.o.o and Contentmarket collectively: “Affiliates”).

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f)	The share capital of the Company amounts to EUR 25,000 (in words: Twenty Five Thousand Euros) and is held by the Sellers as follows (collectively the “Sellers’ Shares”):

Shareholder	Total Number of Shares	Nominal Amount in EUR	Share Capital in Percentage
Christian Unterseer:	1	10,000	40%
CUTV GmbH:	1	2,500	10%
Cuneo AG:	2	10,000 and 2,500	50%
Total:	4	25,000	100%

g)	Buyer desires to purchase and acquire the Sellers’ Shares, including all things incidental to the conduct and operation of the Business pursuant to the terms and conditions set forth herein. The Sellers’ Shares will be partly sold and transferred against Cash Consideration (“Share Sale”) and partly contributed and transferred to Buyer against issuance of new shares to Seller 1 and Seller 3 (Equity Consideration; the “Roll-over”) (Share Sale and Roll-over together the “Transaction”). The Equity Consideration will be registered and, to the extent legally possible, unrestricted shares in the Buyer that shall be transferred to the share accounts of Seller 1 and Seller 3 upon Closing depending on SEC approval.

NOW, THEREFORE, Sellers and Buyer hereby agree as follows:

I. Interpretation; Definitions and Exhibits

1.	Interpretation

Unless expressly provided otherwise herein, for purposes of this Agreement, the following rules of interpretation shall apply:

1.1.	The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless expressly otherwise provided in this Agreement, any reference to a Section, an Exhibit or a Disclosure Schedule is a reference to a Section, an Exhibit or a Disclosure Schedule of this Agreement.

1.2.	The Exhibits and Disclosure Schedule shall be construed as an integral part of this Agreement. Any reference to this Agreement includes this Agreement and the Exhibits and the Disclosure Schedule as a whole.

1.3.	If any Person or entity shall, pursuant to this Agreement, use “commercially reasonable efforts”, such Person/entity shall be required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a material Liability, nor does it require to make any concession or acts in a manner that would be contrary to normal commercial practices under the given circumstances in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the Person/entity did, or did not, in fact use its reasonable commercial efforts in attempting to accomplish the objective.

1.4.	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.

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1.5.	The word “including”, “in particular” or any variation shall be deemed to be followed by the words “without limitation” and shall not be construed to limit a general statement to the specific exemplary items or matters following it.

1.6.	Any reference in this Agreement to gender shall include all genders. Words (including definitions) imparting the singular number only shall include the plural and vice versa.

1.7.	This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement save for German terms inserted in brackets, which shall be authoritative for the purposes of interpretation of the relevant English term used and shall prevail over any translation of this Agreement. The relevant English term shall be interpreted the same way throughout the Agreement, unless the context requires otherwise.

1.8.	Wherever in this Agreement the term “material” or “materiality” or any variation thereof appears, no monetary threshold set forth in any provision of this Agreement shall be considered in connection with the interpretation thereof unless specifically and explicitly tied thereto.

1.9.	Any monetary thresholds denominated in Euro shall include the equivalent in any foreign currency calculated based on the Exchange Rate as of the Signing Date.

1.10.	Except where otherwise specifically set forth herein, references to a specific time herein are references to local time in Munich, Germany.

2.	Definitions; Exhibits

2.1.	Exhibit A sets out, for purposes of this Agreement, (i) certain defined terms and (ii) a list of all defined terms used in this Agreement.

2.2.	Exhibit B sets forth a list of all Exhibits to this Agreement.

2.3.	Exhibit C sets forth a list of all sections of the Disclosure Schedule to this Agreement.

II. Sale, Contribution and Transfer of the Shares; Consideration

3.	Sale and Contribution of the Shares

Subject to the terms and conditions set forth herein, Sellers hereby sell and contribute to Buyer, and Buyer purchases and accepts from Sellers in total one hundred percent (100%) of the Sellers’ Shares (as described in section 7.1 below) free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

4.	Transfer of the Shares

4.1.	Subject to the fulfilment of the conditions precedent (aufschiebende Bedingungen) pursuant to section 158 (1) BGB of (i) the fulfilment or due waiver of all Closing Conditions in accordance with Section 11 and (ii) Sellers have received the Cash Consideration for the Share Sale and Sellers 1 and 3 have received the Consideration Shares or the Roll-Over (each as defined below) in accordance with the terms of this Agreement (the “Transfer Conditions”),

a)	Sellers hereby assign (abtreten) to Buyer the Sellers’ Shares (as described in section 7.1 below) with in rem effect as of the Effective Date, and

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b)	Sellers hereby transfer and assign to Buyer the Sellers’ Shares (as described in section 7.1 below) with economic and tax effect as of the Effective Date.

For removal of doubt, through the purchase of the Sellers’ Shares (as described in section 7.1 below), Buyer shall also become the indirect owner of the Affiliates.

4.2.	The Parties may fully or partly waive the Transfer Conditions by mutual agreement. The effect of any such waiver shall be limited to eliminating the need that the relevant Transfer Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Transfer Condition not having been fulfilled. All Transfer Conditions shall be deemed to irrefutably (unwiderleglich) have been satisfied and the transfer of the Shares shall be deemed to irrefutably (unwiderleglich) have occurred upon execution of the Closing Memorandum by the Parties.

4.3.	Without undue delay (unverzüglich) after the fulfilment of the Transfer Conditions, the Parties shall notify the Notary about the fulfilment of the Transfer Conditions, in particular by submitting a copy of the Closing Memorandum executed by all Parties to the Notary.

5.	Effective Date

The Shares shall be sold, contributed and assigned to Buyer and shall be purchased, accepted and acquired by Buyer with effect as at 24:00 hours CET/CEST of the last day of the calendar month in which Closing occurs (the “Effective Date”), with all benefits and the burdens attached to the Shares, including the right to receive profits or Losses, attaching to them as at the Effective Date.

6.	Consideration

6.1.	Consideration

6.1.1.	The total value of the consideration (the “Consideration”) for the Shares shall consist of a combination of cash (the “Cash Consideration”) and shares of BEN common stock, par value USD 2.50 (in words: Two Dollars and Fifty Cents; the “Equity Consideration”). The Consideration shall be the sum of:

USD 19,500,000 (in words: Nineteen Million Five Hundred Thousand Dollars) (the “Base Amount”);

plus the aggregate amount of the Effective Date Cash (as defined below);

minus the aggregate amount of the Effective Date Financial Debt (as defined below);

adjusted by the amount (either added or subtracted) that the Effective Date Working Capital (as defined below) differs from the Target Working Capital (as defined below) (the “Working Capital Adjustment”). The Working Capital Adjustment shall only be made if the difference amount exceeds ten percent (10%) of the Target Working Capital.

6.1.2.	The preliminary Consideration based on good faith estimates of the Eﬀective Date Cash, Eﬀective Date Financial Debt and of the Working Capital Adjustment as at 28. October 2024 amounts to USD 19,040,740.74 (in words: US Dollar Nineteen Million Forty Thousand Seven Hundred Forty and Seventy four Cents) (the “Preliminary Consideration”).

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6.1.3.	The Cash Consideration shall be USD 9,000,000 (in words: Nine Million Dollars). Buyer shall pay the Cash Consideration on the Scheduled Closing Date.

6.1.4.	The Equity Consideration shall be a total of USD 10,500,000 (in words: Ten Million Five Hundred Thousand Dollars) of BEN common stock at the strike price of USD 2.50 (in words: Two Dollars and Fifty Cents; the “Strike Price”) per share (the “Consideration Shares”), to be assigned as follows:

a)	USD 6,500,000 (in words: Six Million Five Hundred Thousand Dollars) in Equity Consideration payable in unrestricted and registered Consideration Shares to be issued and transferred free of charge to the share accounts of Seller 1 and Seller 3 upon closing in accordance with standard registration periods under United States securities laws and regulations.

b)	Consideration Shares in an amount equaling USD 1,000,000 (in words: One Million Dollars) shall be held in escrow by Buyer as restricted stock for one (1) year from the Closing Date (the “Escrow Period”).

c)	The remaining Consideration Shares in an amount equaling USD 3,000,000 (in words: Three Million Dollars) shall be held as restricted stock for the Escrow Period. After Signing, but before Closing, Seller 1 and Seller 3 may jointly exercise the right to assign the Equity Consideration pursuant to this Section 6.1.4c) in the amount of USD 3,000,000 (in words: Three Million Dollars) to cash payable to the Notary’s Escrow Account at the Scheduled Closing Date instead of Consideration Shares.

6.1.5.	The Consideration Shares held in escrow by Buyer pursuant to Section 6.1.4b) shall be primarily used to offset any claims, fines, penalties, outstanding debts or other costs determined to be owed by Sellers after Closing (“Offset Amount”). In case the Offset Amount exceeds the value of the Consideration Shares as set forth in Section 6.1.4b), the remaining Offset Amount shall be offset against either (i) the Consideration Shares held in escrow by Buyer pursuant to Section 6.1.4c), or (ii) the cash held in the Notary’s Escrow Account, or (iii) a combination of both, as the case may be. Buyer will inform Sellers in due course, but no later than thirty (30) days prior to the expiration of the Escrow Period if Buyer intends to deduct an Offset Amount. Should Sellers have any objections against such intention of Buyer, the Parties will aim to amicably settle any dispute which may occur.

6.1.6.	Upon the option of Seller 1 and Seller 3 thirty (30) days prior to the expiration of the Escrow Period, Seller 1 and Seller 3 may, each individually, elect to “put” all –- or any portion thereof – of the Consideration Shares held in escrow (as set forth in Section 6.1.4b) and Section 6.1.4c)) back to Buyer. Upon such election by Seller 1 and/or Seller 3 and upon deduction of the Offset Amount, Seller 1 and Seller 3 will transfer the respective Consideration Shares to Buyer and Buyer will pay the Strike Price per share to Seller 1 and Seller 3 within thirty (30) days after the first anniversary of Closing. Any Equity Consideration as set forth in Section 6.1.4b) and Section 6.1.4c) that is not put back to Buyer shall be registered with Seller 1 and Seller 3 in accordance with standard registration periods under United States securities laws and regulations and transferred to the share accounts of Seller 1 and Seller 3 free of charge at the expiration of the Escrow Period. In all cases, the Consideration Shares will be transferred to Seller 1 and Seller 3 without any restrictions, encumbrances or other third-party rights.

6.1.7.	In case Seller 1 and/or Seller 3 opted to convert the Equity Consideration in the amount USD 3,000,000 (in words: Three Million Dollars) pursuant to Section 6.1.4c) in cash payable to the Notary’s Escrow Account, Buyer shall provide a Notice to the Notary informing the Notary if and to what extent an Offset Amount is to be deducted from the cash amount of USD 3,000,000 (in words: Three Million Dollars) held in the Notary’s Escrow Account and what amounts shall be paid out to Seller 1 and Seller 3 or the Buyer as the case may be. Upon receipt of Buyer’s Notice, the Notary shall effect the payment within thirty (30) days after the first anniversary of Closing. In case the Buyer did not provide a Notice to the Notary before the expiry of such thirty (30) days’ period, the Notary shall provide Buyer with a Notice of default. If upon receipt of such Notice of default the Buyer fails to provide a Notice to the Notary informing the Notary of any Offset Amount, the Notary shall pay the full amount held in the Notary’s Escrow Account and all interest accrued to Seller 1 and Seller 3 in equal parts.

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6.1.8.	The Parties agree that Exhibit 6.1.8 shall, apart from mandatory Laws, comprise the only limitations on Sellers’ ability to sell the Consideration Shares.

6.2.	Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital

For the purpose of this Agreement:

6.2.1.	“Effective Date Cash” means the pro-forma consolidated amount of the line items set forth in Section 1 of Exhibit 6.2 of Cataneo in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet (as defined below).

6.2.2.	“Effective Date Financial Debt” means the pro-forma consolidated amount of the line items set forth in Section 2 of Exhibit 6.2 under the heading “Effective Date Financial Debt” of Cataneo in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet.

6.2.3.	“Effective Date Working Capital” means the pro-forma consolidated amount of the line items set forth in Section 3 of Exhibit 6.2 under the heading “Effective Date Working Capital” of Cataneo in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet.

6.2.4.	“Target Working Capital” shall be an amount of USD -8,333.00 (in words: US Dollar minus Eight Thousand Three Hundred Thirty-Three).

Exhibit 6.2A shows the calculation of the Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital and Target Working Capital.

6.3.	Adjustment of the Consideration

6.3.1.	Preparation of the Effective Date Balance Sheet

a)	After the Effective Date, Sellers shall cause the Company to prepare the individual balance sheets as well as a pro-forma consolidated balance sheet of Cataneo and its Affiliates as of the Effective Date showing all balance sheet items required for the determination of the Effective Date Cash, the Effective Date Financial Debt and the Effective Date Working Capital (together, the “Effective Date Balance Sheet”).

b)	The Effective Date Balance Sheet shall be prepared in the English language on a going concern basis and as if the respective business year were to end for accounting and tax purposes on the Effective Date,

a.	applying the accounting policies and consolidation principles set forth in Exhibit 6.3.1b)a);

b.	applying the applicable local GAAP of Cataneo (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) and

c.	complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the same valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze) and election rights (Wahlrechte) as consistently applied by Sellers.

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Amounts in foreign currency shall be converted into EUR with the Exchange Rate as of the Effective Date.

c)	To facilitate Sellers’ creation of the Effective Date Balance Sheet Buyer shall, subject to reasonable Notice, make available free of charge during normal office hours to Sellers and their advisors all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required to develop the Effective Date Balance Sheet and as is reasonably available to Company.

d)	Sellers shall use best efforts to deliver the Effective Date Balance Sheet together with a convenience calculation of the Consideration, the Equity Consideration and the Adjustment Amount (as defined below) derived therefrom to Buyer within forty (40) Business Days after the BEN financial information have been delivered to Sellers pursuant to Section 6.3.1c).

6.3.2.	Review by Buyer

a)	To the extent Buyer believes that the Effective Date Balance Sheet has not been prepared in accordance with this Agreement, Buyer may raise objections to the Effective Date Balance Sheet within ninety (90) Business Days after receipt of the Effective Date Balance Sheet by providing Sellers with a statement of objections specifying the relevant positions, the reasons for each objection and the amounts in dispute in reasonable detail.

b)	To facilitate Buyer’s review of the Effective Date Balance Sheet Sellers shall, subject to reasonable Notice, and to the extent such information and documents are not available to Cataneo, but to Sellers or its Affiliates, make available free of charge during normal office hours to Buyer all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required to review the Effective Date Balance Sheet.

c)	If and to the extent Buyer does not raise any objections within the period set forth in Section 6.3.2a), Buyer shall be deemed to have agreed to the positions set forth in the Effective Date Balance Sheet and the Effective Date Balance Sheet shall become final and binding on such positions upon the expiry of the period set forth in Section 6.3.2a).

6.3.3.	Dispute Resolution

a)	If and to the extent Buyer has raised objections to the Effective Date Balance Sheet in accordance with Section 6.3.2a), the Parties shall discuss the disputed items in order to reach a mutually acceptable agreement.

b)	To the extent Sellers and Buyer are unable to reach such an agreement within forty (40) Business Days after expiry of the period set forth in Section 6.3.2a) on any disputed items, either Party may, within twenty (20) Business Days, request that the items still in dispute between the Parties shall be decided by PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, Germany, (“PWC”) which shall act as a neutral expert. If PWC refuses to act as a neutral expert, the Parties shall agree on another independent accounting firm of international standing to act as a neutral expert. If the Parties cannot agree on another accounting firm within twenty (20) Business Days following PWC’s refusal, an independent accounting firm of international standing shall be appointed upon written request of either Party by the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. ) in Düsseldorf, Germany (PWC or the accounting firm finally determined as a neutral expert pursuant to this Section 6.3.3b) to be referred to as the “Neutral Expert”). If and to the extent the Parties have not reached an agreement pursuant to Section 6.3.3a) and neither Party requests that the matter in dispute be decided by the Neutral Expert in accordance with and within the time limit set forth in sentence 1, Section 6.3.2a) shall apply mutatis mutandis.

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c)	Sellers and Buyer shall jointly engage the Neutral Expert to decide the items in dispute in accordance with the provisions of this Agreement.

d)	The Neutral Expert shall

a.	act as an expert (Schiedsgutachter), not as an arbitrator, and shall decide by way of a written expert’s opinion (Schiedsgutachten) substantiating the decision;

b.	decide only on the items in dispute between the Parties;

c.	apply the accounting and valuation standards and principles referred to in Section 6.3.1b)b., interpret this Agreement only to the extent necessary in order to decide the items in dispute, and not decide upon legal issues (unless such legal issues specifically pertain to the applicable accounting and valuation standards and principles);

d.	give each Party adequate opportunity to present their point of view in writing, shall share such arguments with the respective other Party, and shall hold at least one (1) hearing in the presence of the Parties and their professional advisors and accountants;

e.	not pass a decision beyond or outside the positions taken by the Parties; and

f.	decide upon the allocation of its costs and expenses between the Parties by applying the principles of sections 91 et seqq. ZPO.

e)	The Parties shall

a.	instruct the Neutral Expert to use its best efforts to deliver its written expert’s opinion to them as soon as reasonably practicable, but no later than six (6) weeks after the items in dispute have been referred to, and the Parties have properly instructed, the Neutral Expert;

b.	provide any information and other support which the Neutral Expert deems required in connection with the preparation of its written expert’s opinion. They shall, subject to reasonable Notice, make available free of charge during normal oﬃce hours to the Neutral Expert all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required and as available to them.

f)	The decision of the Neutral Expert on the disputed items shall be final and binding on the Parties for the purpose of determining the Consideration and the Equity Consideration, subject to the qualification set forth in section 319 (1) BGB.

6.3.4.	Final Effective Date Balance Sheet

The Effective Date Balance Sheet shall be final and binding on the Parties for the purpose of determining the Consideration and the Equity Consideration,

a)	in accordance with Section 6.3.2c), if and to the extent Buyer has not raised objections to the Effective Date Balance Sheet within the time period set forth in Section 6.3.2a);

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b)	if and to the extent Sellers and Buyer have reached an agreement concerning the disputed items within the time period set forth in Section 6.3.3b) or at any time thereafter;

c)	in accordance with Section 6.3.3b) in connection with Section 6.3.2c), if and to the extent the Parties have not reached an agreement and neither Party requests within the time limit set forth in Section 6.3.3b) that the matter in dispute be decided by the Neutral Expert; and

d)	in accordance with Section 6.3.3f), if and to the extent the Neutral Expert has decided about the unresolved disputed items; (the so-determined final and binding Effective Date Balance Sheet is referred to herein as “Final Effective Date Balance Sheet”).

6.3.5.	Costs and Expenses

a)	Sellers shall bear the costs and expenses of the preparation of the Effective Date Balance Sheet arising through the engagement of external advisors appointed by the Sellers.

b)	Buyer shall bear the costs and expenses of its own review of, and preparation of objections to, the Effective Date Balance Sheet.

c)	Each Party shall bear its own costs incurred in connection with the dispute resolution procedure set forth in Section 6.3.3.

6.4.	Adjustment Amount

6.4.1.	If, on the basis of the Final Effective Date Balance Sheet, the Consideration deviates from the Preliminary Consideration, Buyer shall be (i) entitled to decrease the Equity Consideration as set forth in Section 6.1.4b) and take back Consideration Shares, to the extent permitted by Laws, at the Agreed Share Value (i.e. calculated at the Strike Price) or (ii) obligated to increase the Cash Consideration accordingly.

6.4.2.	The Adjustment Amount shall become due on the fifth (5th) Business Day after the Effective Date Balance Sheet has become final and binding on the Parties.

7.	Consideration Allocation; VAT

7.1	The Parties agree to allocate the Consideration to the Shares as follows:

Shareholder	Consecutive Number of Share	Nominal Amount in EUR	Allocation of Consideration
Christian Unterseer:	5	10,000 thereof for Cash Consideration EUR 3,270 thereof for Equity Consideration EUR 6,730	Cash Consideration: USD 2,550,000.00 Equity Consideration: USD 5,250,000.00
CUTV GmbH:	6	2,500	Cash Consideration: USD 1,950,000
Cuneo AG:	3	10,000 thereof for Cash Consideration EUR 3,270 thereof for Equity Consideration EUR 6,730	Cash Consideration: USD 2,550,000.00 Equity Consideration: USD 5,250,000.00
Cuneo AG:	4	2,500	Cash Consideration: USD 1,950,000
Total:		25,000	USD 19,500,000

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7.2	Any adjustments to the Consideration shall be made in accordance with Section 6.4.1 and in equal proportion to the respective Consideration received by each individual Seller.

7.3	It is the common understanding of the Parties that the sale and transfer of the Shares are not subject to or are exempt from VAT, and Sellers hereby waive any right to opt for VAT with respect to any consideration owed under this Agreement.

8.	Payments

8.1.	Any payments under or in connection with this Agreement shall be made in USD by wire transfer in immediately available funds without any kind of deductions, bank charges or other charges for the recipient. Any such payment shall be deemed to have been made only upon its full, irrevocable and unconditional crediting to the relevant bank account.

8.2.	All payments owed hereunder to Sellers, Buyer or to the Notary’s Escrow Account shall be paid to the following bank accounts or USD accounts, as applicable:

a)	Payments owed to Sellers (the “Sellers’ Accounts”):

Account holder:	Christian Unterseer
Bank:	Kreissparkasse Miesbach
Bank sort code:	71152570
BIC:	BYLADEM1MIB
IBAN:	DE60 7115 2570 0005 2070 30

Account holder:	CUTV GmbH
Bank:	Stadtsparkasse München
Bank sort code:	70150000
BIC:	SSKMDEMMXXX
IBAN:	DE81 7015 0000 1004 6567 14

Account holder:	Cuneo AG
Bank:	Stadtsparkasse München]
Bank sort code:	70150000
BIC:	SSKMDEMMXXX
IBAN:	DE60 7015 0000 0000 1277 20

b)	Payments owed to Buyer (the “Buyer’s Account”):

Account holder:	Brand Engagement Network, Inc.
Bank:	Bank of Jackson Hole
Bank Routing #:	102304099
Beneficiary Account:	5001650519
SWIFT Code:	NBHBUS55

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c)	Payments owed to the notary’s escrow account (the “Notary’s Escrow Account”):

Account holder:	Lucas Wartenburger
Bank:	UniCredit Bank GmbH
Bank Sort Code:	70020270
BIC:	HYVEDEMMXXX
IBAN:	DE02 7002 0270 0043 6816 30

Sellers and Buyer may notify each other of a change of their above-mentioned accounts at any time by giving Notice at least five (5) Business Days prior to the respective due date.

8.3.	Should any Party fail to pay any amount payable by it under or in connection with this Agreement on its due date, such Party shall be in default from the due date of the unpaid amount without further Notice being required. Interest shall accrue on the unpaid amount from (and including) the day following the due date up to (and including) the date of receipt of the actual payment at a rate of five percent (5%) per annum, to be calculated on the basis of the actual days elapsed and a year with three hundred sixty (360) days. Further claims and remedies of the Parties in connection with such failure shall remain unaffected.

III. Separation from Sellers

9.	Managing Directors and Key Employees

9.1.	Sellers shall use commercially reasonable efforts to amend the managing directors’ service contracts with the persons listed in Exhibit 9.1 substantially in the form as reasonably proposed by Buyer, and to use commercially reasonable efforts to retain such managing directors.

9.2.	Sellers shall use commercially reasonable efforts to addenda to the relevant employment agreements with the Key Employees substantially in the form as reasonably proposed by Buyer.

10.	Separation Measures and Costs

In the period until the Scheduled Closing Date, Sellers shall and shall cause Cataneo and its Affiliates to take all actions reasonably required to achieve that on the Scheduled Closing Date Cataneo and its Affiliates will have available, as owners, if applicable, or based on valid and enforceable lease, license, service or similar agreements, all assets (whether tangible or intangible), rights, employees, systems (including IT systems, software, hardware and databases), contracts and services required by them in order to continue after the Closing to conduct their businesses in the ordinary course as currently conducted, taking into account any service and other agreements with Cataneo and its Aﬃliate to be entered into pursuant to this Agreement on the Scheduled Closing Date and except for the matters identified in Exhibit 10.1. Any (actual or contingent) liabilities incurred by Cataneo and its Affiliates in connection with any action according to this Section 10 which have not been settled prior to the Effective Date shall be included in the Effective Date Working Capital.

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IV. Closing the Transaction

11.	Conditions to Closing

11.1.	Closing Conditions

The obligations of Sellers and Buyer to perform the Closing Actions pursuant to Section 11.2 shall be subject to satisfaction (or waiver pursuant to Section 11.2) of the following conditions precedent (aufschiebende Bedingungen) pursuant to section 158 (1) BGB (the “Closing Conditions”):

a)	Seller 1 and Seller 3 shall have informed Buyer whether the Equity Consideration in the amount of USD 3,000,000 shall be payable in cash to the Notary’s Escrow Account as set forth in Section 6.1.4c).

b)	Buyer shall have initiated the necessary filing process with the SEC using the S-1 form to transfer the stock into the Sellers respective share accounts.

c)	Buyer shall provide written confirmation that it has not received any delisting notice or similar notification affecting its listing status on the NASDAQ stock exchange at the time of the Closing, or, alternatively, that it has cured any issue with its listing status prior to Closing.

d)	One or several of the Buyer’s major shareholders shall provide a personal guarantee to cover the Agreed Share Value for twelve months after Closing especially when Buyer receives any delisting notice or similar notification affecting its listing status on the NASDAQ stock exchange within twelve (12) months after Closing.

e)	Buyer shall release of Sellers and of any Sellers’ Affiliates or the relevant third party banks from any (i) securities, (ii) guarantees and (iii) indemnities which are listed in Exhibit 11.1 given by or binding upon Sellers or Sellers’ Affiliates or given by the relevant third party banks and provide letters of release from the respective guarantor.

f)	Buyer and Seller shall jointly approve any financing relating to the Transaction. Except as provided in this Agreement, Buyer shall not issue or sell its securities in the Buyer between Signing and Closing below the Strike Price. If in the event Buyer elects to sell its securities to fund operations or for any other reasonable corporate purpose, Buyer and Sellers agree that Sellers’ remedy is the option to convert certain Consideration Shares into cash pursuant to Section 6.1.4(c).

g)	Except for financial institutions (e.g. banks), Seller shall obtain all necessary consents, approvals, or waivers (collectively, “Consents”) from customers, vendors, and any other counterparties, as required under the terms of any Material Contracts which contain change of control provisions in such contracts. All required Consents must be in full force and effect as of the Closing Date, and no such Consent shall have been revoked, modified, or conditioned in any manner that would have a Material Adverse Effect on the Buyer or the operations of the Company and Affiliates.

h)	Buyer’s Board of Directors shall have reviewed and approved the results of the due diligence investigation, confirming that the due diligence has been completed to the Buyer’s satisfaction and authorizing the Buyer to proceed with the Closing under the terms of this Agreement.

11.2.	Satisfaction and Waiver of Closing Conditions

11.2.1.	The Parties shall notify each other of the fulfilment or the definitive failure (endgültiger Nichteintritt) of any Closing Condition without undue delay (unverzüglich) after obtaining knowledge thereof and shall include in such notifications all relevant evidencing documents.

11.2.2.	The Closing Conditions may be waived by mutual agreement of the Parties. Any waiver of a Closing Condition may be made in full or in part. The effect of a waiver of a Closing Condition shall be limited to eliminating the need that such Closing Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been fulfilled.

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12.	Closing

12.1.	Closing Date

The consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place (i) on the last Business Day of the Company’s Fiscal Year, or (ii) at such other time or date as the Parties have mutually agreed upon. The date on which the Closing is scheduled to occur according to the foregoing sentence shall be referred to as the “Scheduled Closing Date”. The day on which the Closing actually takes place pursuant to this Section 12 is referred to as the “Closing Date” and the time at which the Closing is deemed to have occurred is the Effective Date.

12.2.	Closing Actions

On the Scheduled Closing Date, the Parties shall take, or if applicable, cause to be taken, concurrently (Zug um Zug) the following actions (the “Closing Actions”), in each case if not already taken before in accordance with this Agreement:

a)	Unless this has been done before, Sellers shall deliver to Buyer copies of addenda to the service agreements with each managing director of the Company and the employment agreements with each of the Key Employees duly executed by the relevant parties in accordance with Sections 9.1 and 9.2;

b)	Buyer shall pay the Cash Consideration, including any applicable bank fees or charges, to Sellers’ Accounts with discharging effect towards the Sellers;

c)	Buyer shall deliver to Sellers 1 and 3 a Notice setting forth the amount of the Consideration Shares to be transferred to Sellers 1 and 3 as Equity Consideration and Sellers 1 and 3 shall acknowledge and confirm the amount of Consideration Shares in the form of a Notice;

d)	Buyer shall assign to Sellers 1 and 3 and Sellers 1 and 3 shall acquire the Consideration Shares, free of Encumbrances but subject to any restrictions under the applicable Laws (including stock exchange rules) and any restrictions expressly agreed upon by the Parties hereunder;

e)	Seller 1 and Seller 3 must have been duly registered as stockholders of the Consideration Shares and the Consideration Shares as set forth in Section 6.1.4a) – in both cases (registered and, to the extent legally possible, unrestricted) - have been transferred free of charge to the share accounts of Seller 1 and Seller 3 in accordance with standard registration periods under United States securities laws and regulations but no later than 31 January 2025;

12.3.	Waiver of Closing Actions; Closing Memorandum

12.3.1.	The Closing Actions referred to in Sections 11.2b) through e) may be waived or altered (in timing) by Sellers only. The Closing Action referred to in Section 11.2a) and f) may be waived by Buyer only. Any waiver of a Closing Action may be made in full or in part. The effect of a waiver of a Closing Action shall be limited to eliminating the need that such Closing Action be taken at the Closing and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not having been taken at the Closing.

12.3.2.	Immediately after all Closing Actions have been duly taken or waived, the Parties shall confirm in a written document jointly executed by the Parties and substantially in the form as attached hereto as Exhibit 12.3.2 (the “Closing Memorandum”) that (i) the Closing Conditions have been duly fulfilled or waived, (ii) the Closing Actions have been duly taken or waived, and, therefore, (iii) the Closing has occurred. A copy of the Closing Memorandum shall be submitted to the Notary. The Parties instruct the Notary to submit an updated list of shareholders to the commercial register of the Company immediately upon receipt with the Buyer duly registered as the owner of the Sellers’ Shares as of Closing.

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12.4.	Withdrawal prior to Closing

12.4.1.	Any withdrawal (Rücktritt) from this Agreement shall be permissible only in accordance with this Section 12.4 and only until the Closing has occurred. Any withdrawal after the Closing or any withdrawal prior to the Closing other than in accordance with this Section 12.4 shall be excluded to the extent permitted by applicable Law.

12.4.2.	Either Sellers or Buyer may withdraw (zurücktreten) from this Agreement prior to Closing by written Notice if:

a)	not all of the Closing Conditions have been satisfied within three (3) months after the Signing Date;

or

b)	the respective other Party has failed to completely perform all Closing Actions to be performed by it pursuant to Section 11.2 on the Scheduled Closing Date and is in default with performing a Closing Action for more than ten (10) Business Days.

c)	The registration process of the Consideration Shares has not been initiated by Buyer to Sellers’ satisfaction based on objective facts despite of Sellers having provided all necessary information on time.

The rights of a Party to withdraw from this Agreement in accordance with Sections 12.4.2a) through c) is in addition to all other rights and claims it has under this Agreement and the right of a Party to alternatively seek specific performance from the other Party, provided that a Party may at its sole discretion at any time change from seeking specific performance from the other Party to pursuing the other rights and claims it has against the other Party under this Agreement (e.g., to withdraw from this Agreement and seek damages). The Party that has caused the reason for withdrawal is obligated to compensate the other Party in full for all reasonable legal and other professional fees, costs and expenses (in each case including any applicable VAT) incurred in connection with this Agreement prior to the date of withdrawal (including its preparation and negotiation). In case the Sellers withdraw if the Closing Condition 11.1.d) has not been fulfilled by the Buyer and its Shareholders respectively, Sellers are entitled to a penalty in the amount of USD 350.000,00 (in words: Three Hundred and Fifty Thousand US Dollar) payable ten (10) Business Days after the Buyer has received the Sellers’ notice that the Sellers withdraw from the Agreement.

V. Representations and Warranties

13.	Representations and Warranties of Sellers

13.1.	General provisions

13.1.1.	Sellers represent and warrant (garantieren) to Buyer by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 13 (the “Sellers’ Warranties”) are, taking into account the facts and circumstances set forth in Exhibit 13.1.1 (the “Disclosure Schedule”), true and correct as of the Signing Date and as of the Closing Date, unless a Sellers’ Warranty is explicitly made as of a different date, in which case such Sellers’ Warranty shall be correct only as of such different date.

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13.1.2.	The scope and content of each Sellers’ Warranty as well as the remedies and limitations of liability in case of breaches of Sellers’ Warranties are exclusively defined by the provisions of this Agreement, in particular Sections 13 through 16, which shall form an integral part of Sellers’ Warranties.

13.1.3.	No Sellers’ Warranty shall qualify as a quality agreement within the meaning of section 434 (1) BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

13.1.4.	For purposes of this Agreement, “Sellers’ Knowledge”, “Knowledge of Sellers’” and any similar phrases shall mean the actual knowledge (positive Kenntnis) of Sellers and managing directors of the Company and its Affiliates of any fact or circumstance or Sellers having failed to obtain knowledge due to gross negligence (grob fahrlässige Unkenntnis) of such fact or circumstance until the Signing Date.

13.2.	Authority of Sellers

13.2.1.	Sellers have all requisite power and authority, to execute, deliver, and perform its obligations under this Agreement and all other documents related to the Closing.

13.2.2.	No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Sellers and Sellers are not required under applicable Laws to file for any such proceeding.

13.3.	No Conflicts or Consents

The execution, delivery, and performance by Sellers of this Agreement and the consummation of the Transaction, do not and will not violate or conﬂict with (a) any provision of the organizational documents or operating agreement, or other governing documents of Sellers or Cataneo or its Affiliates or (b) any order or injunction by any court or governmental authority.

13.4.	Required Approval

All shareholders’ and board resolutions by Sellers or any of its shareholders as required to execute the Transaction have been obtained.

13.5.	Existence of the Affiliate Companies, Title to Shares

13.5.1.	The Company’s Affiliates are duly established and validly existing under their respective jurisdiction of incorporation or formation.

13.5.2.	The Shares and the Affiliate Interests are validly issued, the initial contributions (Einlagen) on the Shares and the Affiliate Interests have been made in accordance with statutory Law, and there are no obligations to make further contributions (keine Nachschusspﬂichten) on the Shares and the Affiliate Interests.

13.5.3.	Cataneo is the sole legal and beneficial owner of the Affiliate Interests, the Shares and the Affiliate Interests are free and clear of any Encumbrances (dingliche Belastungen) and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sellers’ Shares or the Affiliate Interests.

13.5.4.	There are no loans granted by any Sellers to the Affiliates.

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13.6.	No Insolvency

No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Cataneo or Affiliate and neither Cataneo nor Affiliate are required under applicable Laws to file for any such proceeding.

13.7.	No Enterprise Agreements

As of the Signing Date and as of the Closing Date, neither Cataneo nor its Affiliates are a party to any enterprise agreements (Unternehmensverträge) or silent partnership agreements (stille Beteiligungsverträge) that would entitle any Person or entity to participate in the profits of or to exercise control over Cataneo or its Affiliate.

13.8.	Financial Statements

Complete copies of financial statements consisting of the balance sheet and the profit and loss statements of Cataneo and its Affiliates as of the fiscal year-end date in each of the years 2022 and 2023 (to extent available due to the Affiliates’ existence for that time) which in case of the Financial Statements of Cataneo and its Affiliates have been audited were made available to Buyer. The financial statements of Cataneo and its Affiliates as of the fiscal year-end dates of 2022 and 2023 (the “Financial Statements”) have been prepared in accordance with applicable Laws and with generally accepted accounting principles specified therein, applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Cataneo and its Affiliates and present a true and fair view of the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of Cataneo and its Affiliates as of the respective dates they were prepared. The Financial Statements of Cataneo and its Affiliates have been audited with an auditors’ certificate as disclosed in the Data Room. The Parties agree that nothing in this Clause 13.8 shall be deemed to be or construed as an objective balance sheet guarantee (keine objektive Bilanzgarantie).

13.9.	Undisclosed Off-Balance Sheet Liabilities, Finder’s Fees, Security Rights

13.9.1.	Cataneo and its Affiliate have no off-balance sheet liabilities (e.g. under guarantees), except those which have been incurred in the ordinary course of business consistent with past practice since October 1, 2022, and which are not, individually or in the aggregate, more than EUR 10,000 (in words: ten thousand Euro). Any such off-balance liabilities shall be disclosed in Disclosure Schedule Section 13.9.1.

13.9.2.	Cataneo and its Affiliates have not paid or are obliged to pay a finder’s fee or any other type of brokerage fee, commission or benefit to any finder, broker, agent or other third party in connection with this Agreement or the Transactions contemplated herein.

13.10.	Financial results 2024

The update on Cataneo’s and its Affiliate’s revenues and EBITDA in the period from 1 January 2024 until the last available end date (30 September 2024), as attached as Exhibit 13.10 has been prepared with due care in accordance with applicable GAAP and in accordance with past practice in all material respects. Exhibit 13.10 is attached to this deed, it was treated in the same way as the exhibits marked “B” in the Deed of Reference.

13.11.	Material Contracts

13.11.1.	The Data Room contains all of the following agreements of Cataneo and its Affiliates that are effective with a third party (i.e. any entity other than Cataneo and its Affiliate) and under which either party or both parties have not yet fulfilled their primary contractual obligations (Hauptleistungspflichten) (the “Material Contracts”):

a)	agreements with all customers and agreements with development, integration, or other providers (“Partners”) in connection with Cataneo or its Partners conducting its course of Business, in each case in terms of overall order volume or other such measure with the respective customer or affiliates for the last full fiscal year and the current fiscal year to date;

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b)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate providing, in each case, for a consideration or, if applicable, book value of EUR 30,000 (in words: Thirty Thousand Euros) or more in the individual case;

c)	agreements relating to joint ventures, shareholders agreements, research and development agreements relating to a material part of the Business;

d)	loan and credit agreements between Cataneo or its Affiliates as lender or borrower and any third party (i.e. any entity other than Cataneo and its Affiliate) with outstanding principal amounts exceeding EUR 30,000 (in words: Thirty Thousand Euros) in the individual case or EUR 50,000 (in words: Fifty Thousand Euros) in the aggregate; and

e)	guarantees, suretyships, comfort letters and similar instruments and agreements that grant or create a lien, pledge or other security interest over any asset of Cataneo issued or entered into by Cataneo or its Affiliates for any debt of any third party, except for liens arising by operation of Law and in the ordinary course of business, liens over bank accounts arising under general terms and conditions of banks, and customary retention of title rights (Eigentumsvorbehalte) in favor of partners or suppliers.

13.11.2.	Cataneo, its Affiliate, and, to Sellers’ Knowledge, any other party thereto is not in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any Notice of any intention to terminate, any Material Contract. True and substantially complete copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been Fairly Disclosed in the Data Room.

13.11.3.	According to Sellers’ Knowledge, there are no exclusivity and non-compete undertakings which would materially restrict Cataneo or its Affiliates to conduct its business as conducted or contemplated to be conducted on the Signing Date or on the Closing Date or to expand its territorial reach, except as set forth in section 13.11.3 of the Disclosure Schedule.

13.12.	Real Property; Title to Assets

13.12.1.	Cataneo and its Affiliate have not and do not own any real estate or rights equivalent to real estate, nor are Cataneo or its Affiliates obliged to acquire any real property, hereditary buildings rights (Erbbaurechte), other in-rem real property rights (grundstücksgleiche Rechte), or equivalent rights in the relevant jurisdictions (together with all buildings, structures, and improvements located thereon, the “Real Property”).

13.12.2.	Section 13.12.2 of the Disclosure Schedule lists all Real Property which Cataneo or its Affiliates have a leasehold (or subleasehold) interest or which Cataneo or its Affiliates have otherwise leased (“Leased Real Property”), including: (i) for Leased Real Property the street address of each parcel of Real Property and the current use of each parcel of Real Property. Sellers have Fairly Disclosed to Buyer true, correct, and substantially complete copies of all Contracts relating to the Real Property.

13.12.3.	Cataneo or its Affiliates possess the title (Eigentum/Inhaberschaft) to, hold a leasehold (or subleasehold) interest or are entitled to use under unterminated contracts all Real Property and all assets (other than IP Rights), which, in each case, are material for Cataneo or its Affiliates to conduct business as conducted on the Signing Date. All Owned Real Property and personal property and other assets (including leasehold interests) are free and clear of Encumbrances except those items set forth in Section 13.12.3 of the Disclosure Schedule.

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13.12.4.	To Sellers’ Knowledge, the Real Property and other physical assets (other than IP Rights) which are material for Cataneo or its Affiliates to conduct business as conducted on the Signing Date are in all material respects in an operating condition as required to conduct Cataneo’s and its Affiliates’ business in the ordinary course (subject to normal wear and tear) and have been, in all material respects, maintained in the ordinary course of business in accordance with past practice.

13.12.5.	Except as identified in Section 13.12.5 of the Disclosure Schedule, none of the shareholders of Cataneo or its Affiliates own or co-use any tangible or intangible asset which is material for Cataneo or its Affiliates to conduct business as conducted on the Signing Date and which is not being transferred to Buyer upon consummation of this Agreement.

13.13.	Business Securities

Except as listed in Section 13.13 of the Disclosure Schedule, there are no securities, guarantees, indemnities or liabilities given or assumed by or binding upon Cataneo or its Affiliates in respect of any Liability of the shareholders of Cataneo or its Affiliates.

13.14.	Intellectual Property

13.14.1.	The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications, inventions and rights to and from inventions and invention disclosures (whether or not patentable); (ii) (registered or non-registered) trademarks, service marks, trade names, work titles, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, neighbouring rights (Leistungsschutzrechte), rights in data and databases, including all applications and registrations; (iv) trade secrets, know-how, technology, manufacturing processes, and other confidential and proprietary information and all rights therein used in conducting the Business; (v) internet domain names and social media accounts and pages; (vi) (registered or non-registered) design rights, (vii) utility models and (viii) other intellectual or industrial property and / or proprietary rights relating to intellectual property and related proprietary rights, interests, and protections, (ix) rights in and to corresponding applications, renewals and extensions of the foregoing, as well as all similar rights, whether registered or not, rights and interest in and entitlements to the foregoing rights, and rights of use in such rights. This shall particularly include but not be limited to rights in work-results created or acquired in connection with the business purpose of Cataneo or its Affiliates, such as software (including economic rights – vermögensrechtliche Befugnisse – in the source code and object code of software) and related documentation, scientific and technical presentations, texts, audio, visual and audio-visual material, technical improvements, designs, concepts, as well as their respective drafts and preliminary stages.

13.14.2.	Section 13.14.2 of the Disclosure Schedule contains, for Cataneo and its Affiliates, a correct and complete list of all Intellectual Property rights registered with the DPMA, EuIPO, WIPO or a comparable national or international patent and trade mark oﬃce which are owned or co-owned by Cataneo and its Affiliates (the “Company IP Registrations”) (together with all other Intellectual Property rights owned or co-owned by Cataneo and its Affiliates, the “Owned IP Rights”). Except as set forth otherwise in Section 13.14.2 of the Disclosure Schedule, Cataneo or its Affiliates are the sole legal and commercial owner of the Owned IP Rights and are free to use, exploit, enforce and dispose of (verfügen über) the Owned IP Rights.

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13.14.3.	Cataneo or its Affiliates own or have the valid and enforceable right to use all (i) issued patents and patent applications, inventions and rights to and from inventions and invention disclosures (whether or not patentable); (ii) (registered or non-registered) trademarks, service marks, trade names; (iii) trade secrets (iv) utility models, (v) registered or non-registered designs, (vi) data and databases and (vii) software, used or held for use in or necessary (a) for the conduct of their business as currently conducted, and (b) to continue such conduct after the Closing (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is, to Sellers’ Knowledge, valid and enforceable, and all Company IP Registrations are, to Sellers’ Knowledge, subsisting and in full force and effect. Cataneo and its Affiliates have taken all reasonable and necessary steps to prosecute, register, maintain, renew, protect and enforce their Intellectual Property.

13.14.4.	To Sellers’ Knowledge, the conduct of Cataneo’s and its Affiliates’ business as currently and formerly conducted, and as proposed to be conducted, has not infringed, misappropriated, or otherwise violated, is not infringing, misappropriating or otherwise violating and will not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

13.14.5.	To Sellers’ Knowledge, none of the execution and delivery or effectiveness of this Agreement, the consummation of the Transaction, nor the performance of Cataneo’s and its Affiliates’ obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property, or impair the right of Cataneo and its Affiliates to use the Company Intellectual Property or any portion thereof. All Owned IP Right will to the same extent as before Closing be transferable, alienable or licensable by Buyer and/or Cataneo and its Affiliates without restriction and without payment of any kind to any third party.

13.14.6.	To Sellers’ Knowledge Cataneo and its Affiliates have paid all remuneration and other compensation asserted to Cataneo and its Affiliates relating to any commercial exploitation of Owned IP Rights made prior to the Closing Date to Persons entitled thereto pursuant to applicable Laws (in particular pursuant to the German Act on Employee Inventions, Arbeitnehmererfindungsgesetz) or any similar applicable Laws or pursuant to contractual arrangements, if applicable. To Sellers’ Knowledge, Cataneo and its Affiliates are not obliged nor will be obliged after the Closing Date to pay any remuneration or other compensation for any use of Owned IP Rights made prior to the Closing Date.

13.15.	Information Technology Systems; Information Technology Agreements

13.15.1.	Information Technology Systems

a)	Cataneo and its Affiliates either own or hold valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively “Information Technology Systems”) which is used by or necessary for Cataneo and its Affiliates to conduct its business as conducted at the Signing Date.

b)	All Information Technology Systems are in satisfactory working order,

a.	are fit for the purpose for which they are being used and operate and perform in accordance with their documentation and functional specifications and otherwise as required for Cataneo and its Affiliates to carry on its business as conducted on the Signing Date;

b.	have not suffered any material error, breakdown, failure or security breach within the last twelve (12) months prior to the Signing Date which has caused disruption or damage to the business of Cataneo and its Affiliates constituting a material adverse effect on Cataneo’s or its Affiliates’ business.

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c)	To Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of the security of Cataneo’s or its Affiliates’ Information Technology Systems except as set forth otherwise in Section 13.15 of the Disclosure Schedule. Cataneo and its Affiliates have implemented any and all current security patches, updates or upgrades that are generally available for their Information Technology Systems.

d)	Cataneo and its Affiliates have not been obligated pursuant to any Material Contract to disclose the source code of the software it deploys and licenses in the conduct of its Business to any Partner.

e)	No software has been incorporated into, integrated or bundled into any product, service or proprietary software or has been otherwise used or distributed by Cataneo or its Affiliates in any way which would make it subject to licensing terms for open source software (e.g. the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, irrespective of the applicable version of the licensing or distribution terms), and which would restrict Cataneo’s or its Affiliates’ ability to charge for any distribution of such product, service or proprietary software and the rendering of related services or to use such product, service or proprietary software for commercial purposes, in each case except as Fairly Disclosed in the Data Room.

f)	None of the license terms applicable to open source software used by Cataneo or its Affiliates create any obligations for Cataneo or its Affiliates:

a.	to disclose any trade secret which is incorporated in its product, service and/or proprietary software,

b.	to distribute any of the software owned or licensed by Cataneo or its Affiliates in source code format,

c.	to license any of Cataneo’s or its Affiliates’s’ products, services, proprietary software and/or licensed software for the purpose of making derivative works, or

d.	to redistribute any of Cataneo’s or its Affiliates’ products, services, proprietary software and/or licensed software at no charge.

13.16.	Insurance

Section 13.16 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of insurance maintained by Cataneo and its Affiliates and relating to their assets, business, operations, employees, oﬃcers, and directors (collectively, the “Insurance Policies”). Such Insurance Policies are, to Sellers’ Knowledge, in full force and effect. Neither Cataneo nor its Affiliates have received any written Notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. Cataneo and its Affiliates are not in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy in each case in a way that would impact the scope of their available insurance protection. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Cataneo and its Affiliates are a party or by which they are bound.

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13.17.	Litigation; Governmental Orders; Third Party Claims

13.17.1.	Subject to Section 13.17 of the Disclosure Schedule list, there are no claims, actions, demands, lawsuits, arbitrations, audits, notices of violation, (administrative) proceedings, public procurement Law related complaints, review proceedings (Nachprüfverfahren), litigation or investigations by public authorities (collectively, the “Actions”) pending (anhängig) or threatened in writing against or by Cataneo or its Affiliates (i) relating to non-compliance with specifications or breaches of warranties or representations by the products of Cataneo or its Affiliates, (ii) relating to or affecting Cataneo or its Affiliates or any of their properties or assets; (iii) that challenge or seek to prevent, enjoin, or otherwise delay the Transactions contemplated by this Agreement, or (iv) with a value in excess of EUR 10,000 (in words: Ten Thousand Euros).

13.17.2.	To Sellers’ Knowledge, Cataneo and its Affiliates are in all material respects in compliance with all governmental orders against, relating to, or affecting their business, properties or assets.

13.18.	Compliance with Laws; Permits

13.18.1.	In the period since October 1, 2022, to Sellers’ Knowledge, Cataneo and its Affiliates have complied, and are now complying, with all Laws applicable to them or their business, products, properties or assets except for any failure to comply with applicable Laws which is not material.

13.18.2.	To Sellers’ Knowledge all permits obtained, or required to be obtained, from governmental authorities (collectively, the “Permits”) in order for Cataneo and its Affiliates to conduct their business, including, without limitation, operating any of the Real Property, have been obtained and are valid and in full force and effect. No governmental authority has informed Cataneo or its Affiliates in writing that any Permit is missing or invalid. Section 13.18.2 of the Disclosure Schedule lists all current Permits issued to Cataneo and its Affiliates and to Sellers’ Knowledge no event has occurred that would reasonably be expected to result in the revocation or lapse, modification or amendment of any such Permit.

13.18.3.	In the period since October 1, 2022, except as set out in Section 13.18.3 of the Disclosure Schedule, neither Cataneo nor its Affiliates have received a Governmental Order, penalty, fine or other sanction, with respect to a violation of applicable law or Permits, or have been accused of or convicted of any violation of applicable law or Permits.

13.18.4.	To Sellers’ Knowledge, neither Cataneo nor its Affiliates are subject to any pending administrative or criminal investigation regarding an alleged Compliance Case and there exist no incidents that are likely to result in such investigation.

13.18.5.	In the period since October 1, 2022, neither Cataneo or its Affiliates, nor, to Sellers’ Knowledge, any of the current or former directors, officers, employees, or agents of Cataneo or its Affiliates have been accused of or convicted for, in each case as a result of actions for or on behalf of Cataneo or its Affiliates, any Compliance Case, and neither Cataneo nor its Affiliates have received a written notice stating that a Compliance Case has occurred with regard to the aforementioned persons. There are no internal reports (including whistleblowing reports), which give rise to an initial suspicion that any of the aforementioned persons have been involved since October 1, 2022 in any Compliance Case, in each case as a result of actions for or on behalf of Cataneo or its Affiliates.

13.19.	Data Protection

To Sellers’ Knowledge, Cataneo and its Affiliates are not subject to an official investigation, order or informal inquiry of the competent authorities with regard to compliance with data protection laws applicable to Cataneo and its Affiliates and are not obliged under any court decision or administrative order to pay damages to data subjects or administrative fines under data protection law. No claims for such damages have been asserted by data subjects against Cataneo or its Affiliates in writing. To Sellers’ Knowledge, all steps necessary to ensure that personal data is being processed in accordance with data protection laws applicable to Cataneo and its Affiliates have been taken and duly implemented by Cataneo, its Affiliates, and its employees, managing directors, board members and officers except, in each case, where a failure to do so would not or is not reasonably expected to result in a loss in excess of EUR 2,500 (in words: Two Thousand and Five Hundred Euros).

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13.20.	Employment Matters

13.20.1.	Section 13.20.1 of the Disclosure Schedule and Exhibit 13.20.1 to this deed contain a correct and complete list of all employees, managing directors, board members, officers and members of other corporate bodies of Cataneo and its Affiliates, setting forth for each individual described, (A) the individual’s title or position, hire date, and compensation, and (B) the other employee benefits (such as performance-related payments, anniversary, holiday or jubilee payments, Christmas bonuses, stock options, fringe benefits, other variable remuneration elements or similar rights) other than Pensions Commitments (collectively, the “Employee Benefits”) as well as all commitments, whether of an individual or collective nature (including commitments based on company practice (betriebliche Übung)) regarding pensions (betriebliche Altersversorgung) under which Cataneo and its Affiliates have any obligations (collectively, the “Pension Commitments”) provided to each such individual. All agreements and commitments of collective nature regarding Employee Benefits and all Pension Commitments have been Fairly Disclosed in the Data Room. Exhibit 13.20.1 to this deed has been treated in the same way as the exhibits marked “B” in the Deed of Reference.

13.20.2.	Cataneo’s managing directors (Geschäftsführer) are Thomas Brönauer and Renato Rocha Pinto. Christian Unterseer has resigned from his office as managing director of Contentmarket before Signing. Renato Rocha Pinto has been appointed managing director of Contentmarket prior to Signing. Cataneo d.o.o’s managing directors are Julien Saisset-Roche and Horst Friedrich.

13.20.3.	Section 13.20.3 of the Disclosure Schedule contains for Cataneo and its Affiliate a correct and complete list of their leadership team, i.e. all first level oﬃcers below the managing directors (Gruppenleiter) (collectively, the “Key Employees”). None of the Key Employees and, except as expressly provided for in this Agreement, no managing director, board member, oﬃcer or member of other corporate bodies of the Company or its Affiliate have given Notice of termination or requested amendment of his/her employment agreement or has announced such termination or request for amendment. The execution and performance of this Agreement or the Transactions contemplated therein do not trigger any rights or claims of any Key Employee, managing director, board member, officer or member of other corporate bodies of the Company or its Affiliate.

13.20.4.	Cataneo and its Affiliate are not a member in any employers’ association (Arbeitgeberverband) and no collective bargaining agreements (Tarifverträge) apply to the employees of Cataneo or its Affiliate.

13.20.5.	There is no works council (Betriebsrat) competent for the employees of Cataneo or its Affiliates and no works agreements (Betriebsvereinbarungen) (including joint works agreements (Gesamtbetriebsvereinbarungen) and group works agreements (Konzernbetriebsvereinbarungen)) apply to the employees of Cataneo or its Affiliates.

13.20.6.	In the last three (3) years prior to the date of this Agreement Cataneo and its Affiliates have not experienced any strike, lockout or labor interruption. Except as disclosed in Section 13.20.6 in the Disclosure Schedule, Cataneo and its Affiliates are not involved in any legal proceedings before any court with any current or former employee, managing director, board member, officer or member of other corporate bodies. To Sellers’ Knowledge, and except as disclosed in the Disclosure Schedule, no such legal proceedings have been threatened against Cataneo or its Affiliates.

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13.21.	Full Disclosure

No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein. Sellers have Fairly Disclosed to Buyer all facts or circumstances relating to Cataneo, its Affiliates and their Business which are material and reasonably relevant to evaluate Cataneo, its Affiliates and their Business and associated risks and opportunities.

13.22.	Sellers as Investor in Consideration Shares

13.22.1.	Sellers acquire the Consideration Shares for investment for Sellers’ own accounts, not as a nominee or agent. Sellers have received all information from the Buyer and its management that the Buyer considers necessary or appropriate for deciding whether to purchase the Consideration Shares hereunder. Sellers further represent that they have had an opportunity to ask questions and receive answers from the Buyer regarding the Buyer, its financial condition, results of operations and prospects and terms and conditions of the offering of the Consideration Shares sufficient to enable it to evaluate its investment.

13.22.2.	Each Seller is an “accredited investor” (as defined in Regulation D under the Securities Act). Each Seller has such knowledge and experience in financial or business matters that he or it is capable of evaluating the merits and risks of the investment in the Consideration Shares.

13.22.3.	Neither Sellers, Cataneo or its Affiliates beneficially own any securities of Buyer.

13.22.4.	Sellers understand that the Consideration Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Buyer in a transaction not involving a Public Offering and that under such Laws the Consideration Shares may be resold without registration under the Securities Act only in certain limited circumstances. Sellers represent that they are familiar with Rule 144 of the Securities Act, as presently in effect.

13.22.5.	Sellers understand that any certificates representing the Consideration Shares shall bear the following legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

14.	Buyer’s Remedies

14.1.	Buyer Claims

14.1.1.	In the event that any of the Sellers’ Warranties prove to be inaccurate, or of a breach of any obligation of Sellers under or in connection with this Agreement, Sellers shall put Buyer into the position it would have been in had the Sellers’ Warranty not been inaccurate or the Sellers’ obligation not been breached (restitution in kind; Naturalrestitution). If, and to the extent Sellers fail to effect restitution in kind, Buyer shall be entitled to request from Sellers payment of damages (Schadensersatz in Geld) to Buyer for the Losses incurred by Buyer as a result of the incorrectness of Sellers’ Warranty or the breach of the obligation of Sellers, as applicable. Sellers shall at any time be entitled to render payment of damages instead of restitution in kind. Claims of Buyer pursuant to this Section 14.1.1, which, for the avoidance of doubt, do not include any Tax Indemnification Claim, shall be referred to as the “Buyer Claims”. Sellers shall be jointly and severally liable.

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14.1.2.	“Losses” shall mean damages (Schäden) within the meaning of sections 249 et seqq. BGB that have been actually incurred by Buyer. For the avoidance of doubt, the obligation of the Sellers to compensate the Buyer, or at the election of the Buyer, the Company for incurred damages and Losses includes only any direct damages. Consequential and indirect damages (Folgeschäden, mittelbare Schäden) and lost profits (entgangener Gewinn), lost opportunities and frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB are excluded. Any Liability due to a recalculation (Neuberechnung) of the Consideration upon a breach of a Sellers’ Warranty is explicitly excluded, unless the breach is based on fraud (Arglist) or willful misconduct (Vorsatz) by or on behalf of Sellers or any Affiliates.

14.1.3.	If a Sellers’ Warranty contained in Section 13.8 is incorrect, the Losses shall at least equal the amount that is necessary to put Buyer in the position as if Sellers’ Warranty had not been breached (filling of balance sheet, Bilanzauffüllung), provided that if Sellers’ Warranty is breached because a provision for a certain matter has not been made at all, or not in the appropriate amount, Losses shall not exceed the difference between the actual (or reasonably expected) damage or detriment of Buyer and the amount of the provisions actually made in the Financial Statements.

14.2.	Exclusion of Buyer Claims

Sellers shall not be liable for, and Buyer shall not be entitled to bring, any Buyer Claim if and to the extent that:

a)	the facts or circumstances giving rise to the claim have been taken into account (i) as Liability (Verbindlichkeit), specific provision (Rückstellung), specific depreciation (Abschreibung), specific value adjustment (Wertberichtigung) or otherwise specifically in the Financial Statements 2022 and 2023 of the Target Companies and/or (ii) as a deduction item in the determination of the Consideration pursuant to Section 6.1.1, it being understood that any specific or generic provision made for product warranty or product liability in the Effective Date Balance Sheet and which is accordingly included as Effective Date Financial Debt shall reduce (and be set off against) Sellers’ liability under this Agreement with regard to any product warranty or product liability related claims;

b)	Losses have actually been recovered from a third party, including under any insurance policy maintained by, or for the benefit of the Company or the Buyer existing immediately prior to the Closing if such insurance had not been terminated after Closing;

c)	Buyer, any Aﬃliate of Buyer or, after the Closing Date, Cataneo or its Affiliates has (i) caused or partially caused the facts or circumstances giving rise to the claim or (ii) failed to mitigate damages;

d)	the matter to which the claim relates was caused by the passing of or any change in any Law, or in the interpretation or application thereof by any administrative body or court, after the Closing Date;

e)	the facts or circumstances giving rise to the claim have been Fairly Disclosed to Buyer. For the purpose of this Section 14.2e) facts or circumstances shall be considered as “Fairly Disclosed” if the information has been disclosed in the Disclosure Schedules or in the Data Room Documents in such manner and with suﬃcient detail that the nature and scope of the relevant claim and the resulting risk could reasonably be expected to be discovered and understood by an experienced and diligent Buyer. “Data Room Documents” shall mean the documents and diligence question logs made accessible during the period commencing on 09 September 2024 and ending on the date of Signing through a virtual data room set up on sharedrive under the designation BENAI-Dokumente (the “Data Room”). For identification purposes the Data Room Documents have also been stored on an electronic data storage medium in the form of a USB ﬂash drive and handed over to the Notary to be taken into custody until three (3) years after Signing, unless otherwise unanimously instructed in writing by the Parties. A copy of the USB ﬂash drive will be handed over to any Party upon request. The notary has not reviewed the USB ﬂash drive and shall not be liable for its content or the durability of the data stored on the USB ﬂash drive and will not arrange for any special protection of the USB ﬂash drive against theft, fire or natural disasters. After expiration of the storage period, the Notary shall hand over the USB flash drive to Buyer.

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14.3.	Prohibiting Double Recovery

Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Liability, Loss, cost, shortfall, damage, breach or other set of circumstances that gives rise to more than one (1) claim.

15.	Claim Procedures

15.1.	Buyer Claim Procedure

Buyer shall without undue delay, but in any event thirty (30) Business Days after Buyer has gained knowledge of facts that are reasonably likely to form the basis of a Buyer Claim, give Sellers’ Notice of such alleged claim, stating in such Notice in reasonable detail the nature thereof (including all relevant available facts and circumstances) and the amount involved, to the extent that such amount has been determined at the time when such Notice is given.

15.2.	Third Party Claim Procedure

15.2.1.	If a third party asserts or threatens to assert any claim against Buyer or Cataneo or its Affiliates, or if Buyer or Cataneo or its Affiliates is subjected to any audit or examination by any public authority, in each case based on facts or circumstances that are reasonably likely to give rise to a Buyer Claim (each a “Third Party Claim”), Buyer shall, notwithstanding its obligations pursuant to Section 15.1, give Sellers’ Notice of such Third Party Claim within twenty (20) Business Days after Buyer has learned of any of the aforementioned actions or circumstances. The provisions of Section 15.1 shall apply accordingly.

15.2.2.	Buyer will procure that Cataneo or its Affiliates will make no admission of Liability with respect to any Third Party Claim which involves potential Liability against Sellers without consulting Sellers and receiving written consent of Sellers for such admission regarding the Third Party Claim and the Third Party Claim will not be compromised, disposed of or settled without the prior consultation and written consent of Sellers which shall not be unreasonably withheld.

15.2.3.	If Sellers wish to defend Buyer or Cataneo or its Affiliates against the Third Party Claim in their name and on their behalf, Sellers shall give Notice to Buyer of such decision within a period of three (3) weeks after having been duly notified of the Third Party Claim in accordance with Section 15.2.1. Upon such notification and provided that Sellers have acknowledged its responsibility for such Third Party Claim under this Agreement, Sellers shall be entitled to take any action it deems necessary to defend against or appeal the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties) at its sole discretion in the name and on behalf of Buyer or Cataneo or its Affiliates in each case taking into account the legitimate business interests of Buyer and provided that Buyer or Cataneo or its Affiliates shall have the right to participate in the defense of any Third Party Claim. Sellers shall not have the right to assume or direct the defense of any Third-Party Claim that (a) seeks an injunction or other equitable relief against Buyer or Cataneo or its Affiliates (from and after the Closing), (b) involves any criminal charges, (c) is reasonably anticipated to exceed the applicable maximum Liability amounts of Sellers pursuant to this Agreement. In the event that Sellers timely elect to assume such defense but then fail to promptly commence and diligently pursue the defense against a Third Party Claim pursuant to this Section 15.2.3, Buyer shall in such events be entitled to assume the defense of such Third Party Claim and to take any action it deems necessary to defend against or appeal the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties), if Buyer has notified Sellers of its intention in advance.

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15.2.4.	To the extent that Sellers were in breach of a Sellers’ Warranty, all costs and expenses incurred by Buyer or Cataneo or its Affiliates in connection with the defense against the Third-Party Claim shall be borne by Sellers. If Sellers have assumed or directed the defense of any Third-Party Claim, all costs and expenses incurred by Sellers in connection with such defense shall be borne by Sellers, irrespective of whether Sellers were in breach of a Sellers’ Warranty.

16.	Limitation of Claims

16.1.	Exclusive Regime

The Parties agree that the rights and remedies that Buyer may have against Sellers under or in connection with this Agreement and the Transaction shall be limited to the rights and remedies expressly provided for herein and shall be solely governed by this Agreement. All other rights or remedies of any legal nature that Buyer may otherwise have against Sellers under or in connection with this Agreement or the Transaction are hereby waived by Buyer and excluded to the largest extent permitted under applicable Law, in particular any (i) right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) of the Transaction (e.g. by way of großer Schadensersatz), (ii) claims for breach of pre-contractual obligations (culpa in contrahendo, including claims arising under sections 241 (2), 311 (2) and (3) BGB) or ancillary obligations (positive Forderungsverletzung, including claims arising under sections 280, 282 BGB), (iii) claims in connection with frustration of contract pursuant to section 313 BGB (Störung der Geschäftsgrundlage) , (iv) claims for defects of the sold assets (Mängelrechte) under sections 434 et seq. BGB, (v) rights to rescind (anfechten) or otherwise terminate this Agreement and (vi) other statutory rights or remedies.

16.2.	De minimis, Basket, Cap

16.2.1.	Buyer shall only be entitled to bring any claims under or in connection with this Agreement other than pursuant to Sections VII (Tax Matters) and VIII (Indemnification) if and to the extent:

a)	such claim exceeds an amount of EUR 25,000 (in words: Twenty Five Thousand Euros) (the “De Minimis Amount”);

and

b)	the aggregate amount of all such claims exceeding the De Minimis Amount exceeds an amount of EUR 350,000 (in words: Three Hundred Fifty Thousand Euros) (the “Deductible Amount”).

If the thresholds pursuant to Section 16.2.1a) and Section 16.2.1b) are exceeded, the entire amount shall be taken into account and not only the exceeding amount (Freigrenze).

16.2.2.	The aggregate total Liability of Sellers for any and all claims under or in connection with this Agreement shall be limited to USD 3,000,000 (in words: Three Million Dollars) (the “Cap”). Any Liability of Sellers shall be first compensated by way of a re-transfer of those Consideration Shares as set forth in Clause 6.1.4b) and second by way of a re-transfer of those Consideration Shares as set forth in Clause 6.1.4c) up to the amount of the Cap, provided that for the purpose of determining the number of Consideration Shares to be re-transferred, the Agreed Share Value shall be applied (i.e. calculated at the Strike Price).

16.2.3.	The Cap shall not apply to any claim to pay the Adjustment Amount, claims for breach of any of Sellers’ Warranties listed in Sections 13.2 through 13.6 (the “Fundamental Warranties”) and claims pursuant to Sections VII (Tax Matters) and VIII (Indemnification).

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16.3.	Time Limitations

All claims of Buyer arising under or in connection with this Agreement shall become time-barred (verjähren) twelve (12) months after the Closing Date, except for:

a)	claims resulting from a breach of any of the Fundamental Warranties, which shall become time-barred three (3) years after the Closing Date;

b)	claims pursuant to Section VII (Tax Matters), which shall become time-barred pursuant to Section 25; and

c)	claims pursuant to Section VIII (Indemnification) which shall become time-barred three (3) years after the Closing Date.

16.4.	Intentional or Fraudulent Behavior

The limitations of Liability in this Agreement, including limitations with regard to the term Losses and the limitations set forth in Sections 14 to 16, shall not apply if a breach is based on fraud (Arglist) or willful misconduct (Vorsatz) by or on behalf of Sellers or any Affiliates.

17.	Representations and Warranties of Buyer

17.1.	Buyer represents and warrants (garantiert) to Sellers by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 17 (the “Buyer Warranties”) are true and correct as of the Signing Date and the Closing Date, unless a Buyer Warranty is explicitly made as of a different date, in which case such Buyer Warranty shall be correct only as of such different date:

17.1.1.	Buyer is a U.S. Corporation, duly incorporated and validly existing under the Laws of the state of Delaware, USA, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The shares of common Stock, par value USD 0.0001 per share, of BEN (the “Common Stock”) are traded on the Nasdaq Capital Market under the ticker symbol ‘BNAI’. Buyer has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Transaction contemplated hereby. The copies of the certificate of incorporation and by-laws of Buyer as most recently filed with the Buyer’s SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its respective obligations hereunder, and the consummation by Buyer of the Transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. As used in this Agreement, “Buyer’s SEC Documents” shall mean all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Buyer with the SEC, and “SEC” shall mean the U.S. Securities and Exchange Commission.

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17.1.2.	The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the Transaction contemplated hereby, do not and will not: (i) violate or conﬂict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer or any of its subsidiaries; (ii) violate any provision of any Law or governmental order applicable to Buyer or any of its subsidiaries; or (iii) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conﬂict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which Buyer or any of its subsidiaries is bound

17.1.3.	No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Buyer or any of its subsidiaries and neither Buyer nor any such subsidiary is required under applicable Laws to file for any such proceeding.

17.1.4.	No consent, approval, authorization or other order of or filing with any Governmental Authority is required to be obtained by Buyer in connection with the authorization, execution and delivery of this Agreement or with the issuance and sale of the Consideration Shares at the Closing, except the filing of a Current Report on Form 8-K and a Notice of Sale of Securities on Form D with the SEC to the extent required by applicable Law.

17.1.5.	The authorized capitalization of Buyer consists of: (a) 750,000,000 shares of common stock (“Common Stock”) and (b) 10,000,000 shares of preferred stock, USD 0.0001 par value (“Preferred Stock”). As of the date hereof: (i) 37,931,764 shares of Common Stock are issued and outstanding; (ii) no shares of Preferred Stock are issued and outstanding; (iii) private warrants to purchase 8,365,359 shares of Common Stock are outstanding; (iv) public warrants to purchase 16,440,962 shares of Common Stock are outstanding; and (v) options to purchase 1,386,400 shares of Common Stock are outstanding. Except as described in the immediately preceding sentence, as of the date hereof, there are no outstanding (A) securities of Buyer or any of its subsidiaries convertible into or exchangeable for shares of capital stock of Buyer, (B) options, warrants, or other agreements or commitments to acquire from Buyer or any of its subsidiaries, or obligations of Buyer or any of its subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Buyer, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Buyer, in each case that have been issued by Buyer or its subsidiaries. All outstanding shares of Common Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any subsidiary of Buyer, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. The sale and issuance of the Shares will not obligate Buyer to issue shares of Common Stock or other securities to any other person and will not result in a right of any holder of securities issued by Buyer to adjust the exercise, conversion, or exchange price or ratio under any such securities. Other than as set forth in Buyer’s SEC Documents, Buyer is not a party to any stockholders, voting or similar agreement with any other person.

17.1.6.	When issued and delivered in accordance with the terms hereof against payment therefore, the Equity Consideration shall be validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, including but not limited to Section 6.1.4.b and 6.1.4.c, as a result of any action by Sellers or under federal or state securities Laws. Assuming the accuracy of the representations and warranties of Sellers in this Agreement, the Consideration Shares will be issued in compliance with all applicable federal and state securities Laws and accordance with the Nasdaq marketplace rules.

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17.1.7.	From and after March 15, 2024, Buyer has timely filed with or furnished to, as applicable, all of the Buyer’s SEC Documents. As of their respective filing dates (or date of amendment, if amended), each of Buyer’s SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be), and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer’s SEC Documents, and (ii) contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq.

17.1.8.	From and after March 15, 2024 to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) Buyer has not incurred any liabilities other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reﬂected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the SEC and (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

17.1.9.	There is no action, suit, proceeding or investigation pending, or to the Knowledge of Buyer, threatened which (i) would reasonably be expected to materially adversely affect or successfully challenge the legality, validity or enforceability of this Agreement or (ii) except as specifically disclosed in Buyer’s SEC Documents, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Buyer’s SEC Documents, neither Buyer nor, to the Knowledge of Buyer, any director or officer thereof is or has been the subject of any action, suit, proceeding or investigation involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to actions taken at Buyer.

17.1.10.	Buyer is not, and is not an affiliate of, and immediately after receipt of payment for the Equity Consideration, will not be or be an aﬃliate of, an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

17.1.11.	Neither Buyer nor any Person acting on behalf of Buyer has offered or sold any of the Equity Consideration by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act).

17.1.12.	Neither Buyer nor any of its subsidiaries engages in the design, fabrication, development, testing, production or manufacture of one (1) or more “Critical Technologies” within the meaning of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof.

17.1.13.	No representation or warranty by Buyer in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Sellers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein.

17.2.	Sections 15 and 21 shall apply mutatis mutandis to any Sellers’ claims under this Section 17, provided that:

a)	The aggregate total liability of Buyer for any and all claims under this Section 17 shall be limited to the Cap and, if applicable, shall be settled in equity transfer;

b)	The Cap shall not apply to claims for breach of any of Buyer Warranties listed in Sections 17.1.1 through 17.1.6 (“Fundamental Buyer Warranties”), provided, however, that Buyer’s overall liability for any and all claims under this Section 17 shall in no event exceed the amount of the Equity Consideration (determined based on the Agreed Share Value); and

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c)	Claims resulting from a breach of any of the Fundamental Buyer Warranties shall become time-barred five (5) years after the Closing Date and any other claims under this Section 17 shall become time-barred eighteen (18) months after the Closing Date.

17.3.	For purposes of this Agreement, “Knowledge of Buyer” and any similar phrases shall mean the actual knowledge (positive Kenntnis) of Sellers and managing directors of the Company and its Affiliates of any fact or circumstance or Sellers having failed to obtain knowledge due to gross negligence (grob fahrlässige Unkenntnis) of such fact or circumstance until the Signing Date.

VI. Covenants

18.	Conduct of Business until Closing

18.1.	Sellers shall cause Cataneo and its Affiliates to conduct the Business until the Closing Date only in the ordinary course of business consistent with past practice unless Buyer has consented to the specific measure or activity.

18.2.	Sellers shall not take in relation to Cataneo and its Affiliates and shall cause Cataneo (i) not to take any of the following measures or activities unless Buyer has consented to them:

a)	Make any change in authorized equity ownership interests;

b)	Sell, purchase, transfer, acquire, redeem or issue any shares or other equity interests, securities convertible into shares or other equity interests, or any debt securities;

c)	Issue or grant any options, warrants, conversion rights or other rights to purchase shares or other equity interests;

d)	Purchase or otherwise acquire or agree to acquire for a consideration any shares (other than in a fiduciary capacity);

e)	Take any action, or authorize any Person to take any actions relating to the disposition of Cataneo’s and its Affiliates’ business or assets, or the sale of any shares in Cataneo or its Affiliates to, or the merger with, any Person other than Buyer;

f)	Enter into or amend any pension, retirement, profit sharing, deferred compensation, consultant, bonus, or similar plan or agreement in respect of any of its shareholders or other employees, or increase the current level of contributions to any such plan now in effect;

g)	Acquire, consolidate or merge with any other company, corporation, or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, or association;

h)	Mortgage, pledge, or subject to a lien or any other Encumbrance, any of their assets, dispose of any of their assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its members or employees except in the ordinary course of their business as heretofore conducted, or take any other action not in the ordinary course of their business as heretofore conducted, or incur any material obligation, or enter into any material contract except as provided for in this Agreement;

i)	Amend organizational documents, in particular the articles of association of Cataneo or its Affilate or operating agreements;

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j)	Take any material shareholders’ resolutions, including with respect to reorganization, dissolution or liquidation;

k)	Enter into or amend any agreements involving annual payment obligations in excess of EUR 10,000 (in words: Ten Thousand Euros) in the individual case, except for any employment agreements and supply agreements entered into in the ordinary course of business consistent with past practice;

l)	Enter into any loan agreements with a party exceeding a principal amount of EUR 5,000 (in words: Five Thousand Euros) in the individual case;

m)	Make any capital expenditures in excess of EUR 10,000 (in words: Ten Thousand Euros) in the individual case;

n)	Acknowledge (anerkennen) any claims exceeding EUR 5,000 (in words: Five Thousand Euros) in the individual case;

o)	Enter into any settlement agreement (Vergleich) with a value in dispute exceeding EUR 5,000 (in words: Five Thousand Euros) in the individual case;

p)	Appoint or dismiss any managing directors (Geschäftsführer) or directors of Cataneo, except for dismissal for cause (aus wichtigem Grund); and

q)	To the extent it may affect or relate to Cataneo or its Affiliates: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return, except (a) for monthly VAT returns or (b) as required by applicable Laws; (iii) change any method of accounting for Tax purposes; (iv) change any annual Tax accounting period, or (v) enter into an contractual obligation or request any binding ruling in respect of Taxes with any governmental authority.

19.	Further Assurances

19.1.	Following the Closing, each of the Parties shall, and shall cause their respective Aﬃliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction contemplated by this Agreement.

19.2.	Sellers, Cataneo and its Affiliates acknowledge that Buyer is a U.S. public company with its shares listed on Nasdaq Capital Market and subject to various reporting, disclosure and filing requirements under Law. Sellers, Cataneo and its Affiliates covenant and agree to cooperate with Buyer’s reasonable requests in order to prepare the pro forma financial statements and historical financial statements of Cataneo and its Affiliates for the periods required to be filed by Buyer with the SEC, in connection with Buyer’s obligations to report the Transaction on a Current Report on Form 8-K or in connection with any registration statement filed by Buyer, or as otherwise required by Law. Sellers shall, and shall cause Cataneo and its Affiliates to, obtain from the registered accounting firm that audited the historical financial statements of Cataneo and its Affiliates to deliver all required consents for the inclusion of such historical financial statements in any filings made by Buyer. Sellers acknowledge that the filings described in this Section 19.2 necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by Sellers and Cataneo and its Affiliates to facilitate the execution and filing of an auditor’s consent. Sellers shall ensure that Cataneo and its Affiliates promptly cooperate from and after the date hereof including following the Closing to facilitate such actions and to supply the requested information as described in this Section 19.2. Buyer shall reimburse Sellers for any reasonable out-of-pocket costs incurred in providing the cooperation described in this Section 19.2.

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VII. Tax Matters

20.	Tax Representations

Sellers represent and warrant (garantieren) to Buyer by way of an independent promise of guarantee ( selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 20 (the “Tax Representations”) are, taking into account the facts and circumstances set forth in Exhibit 20 (the “Tax Disclosure Schedule”), true and correct as of the Signing Date.

a)	To Sellers’ Knowledge, all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by Cataneo and its Affiliates on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects.

b)	To Sellers’ Knowledge, all Taxes due and owing by Cataneo and its Affiliates (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Cataneo and its Affiliates.

c)	To Sellers’ Knowledge, Cataneo and its Affiliates keeps books of accounts as required by applicable Law, and the application thereof by the competent Taxing Authority, and have suﬃcient records relating to past events during all times prior to and including the Closing Date.

d)	To Sellers’ Knowledge, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Cataneo or its Affiliates.

e)	Cataneo and its Affiliates have their registered oﬃce and place of effective management in the jurisdiction of incorporation, and do not have any permanent establishments (Betriebstätten) outside such jurisdiction, other than a permanent establishment for VAT purposes that Cataneo, d.o.o. might have in Germany, if any.

21.	Tax Indemnification

21.1.	Sellers shall pay to Buyer an amount equal to any Indemnifiable Tax (the “Tax Indemnification Claim”), provided that Sellers shall not be liable vis-à-vis Buyer (and the Tax Indemnification Claim shall be reduced accordingly) if and to the extent:

a)	the respective Tax has been paid or otherwise discharged until the Effective Date; or

b)	a specific Liability (Verbindlichkeit) or provision (Rückstellung) for the Indemnifiable Tax is included in the Final Effective Date Balance Sheet and has reduced the Consideration.

c)	Cataneo and its Affiliates are entitled to any benefits in the form of Taxes that result directly from the circumstances giving rise to the Indemnifiable Tax and arise for periods or portions thereof beginning on or after the Effective Date, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets (e. g. triggered by a mutual agreement procedure – “Verständigungsverfahren”), the non-recognition of liabilities or provisions for any period prior to the Effective Date (Phasenverschiebung) (herein collectively “Tax Benefits”), it being understood that the present value of the corresponding Tax Benefits shall reduce the Tax Indemnification Claim. The present value shall be calculated on a lump-sum basis taking into account (i) the (expected) reduction of the Tax base, (ii) the Tax rates applicable (or expected to be applicable) in the year in which the respective Tax Benefit arises, and (iii) an applied discount rate of three (3) per cent per annum. If the discount period cannot be determined a period of five (5) years shall be used;

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d)	the income resulting in the respective Tax is offset against a loss-carry back or loss carry forward available at the level of Cataneo and its Affiliates and generated in periods or portions thereof ending on or before the Effective Date;

e)	the respective Tax results from (i) a change in the exercise of any Tax election right or (ii) the termination of any Tax consolidation scheme or (iii) a corporate reorganization, in each case of (i) through (iii) with retroactive effect under statutory tax law to periods prior to the Effective Date;

f)	the Buyer has failed to comply with its obligations set forth in Section 21.3 and such failure has materially prejudiced the defense of the Sellers against the relevant Tax; or

g)	the amount of Taxes is recovered or could be recovered under a fully valid and enforceable claim from a third party (other than any oﬃcer or employee of Cataneo, the Buyer or any of their Aﬃliates), including under an insurance policy in force on the Signing Date.

21.2.	Any amounts payable to Buyer under this Section 21 shall be payable and due within ten (10) Business Days after the Sellers have been notified by the Buyer about the amount payable and the date on which the Tax is due by providing a copy of the Tax assessment notice, if available, but not prior to three (3) Business Days prior to the day on which the respective Tax is due for payment by Cataneo and its Affiliates to the competent Taxing Authority even if the assessment does not yet have binding effect (formelle Bestandskraft).

21.3.	As from the Closing Date, Buyer shall cause Cataneo and its Affiliates to prepare and file, when due, all Tax returns required to be filed by or on behalf of Cataneo and its Affiliates with respect to any taxable period ending before or including the Effective Date. The Buyer shall provide, or cause to be provided, drafts of such Tax returns, excluding preliminary Tax returns and Tax returns filed on a monthly basis, to Sellers not later than four (4) weeks before the relevant filing date. All such Tax returns and any amendments to any Tax returns filed by Cataneo and its Affiliates which relate to any period prior to or including the Effective Date shall require the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed. If and to the extent that the Parties fail to reach an agreement thereon, Cataneo and its Affiliates shall file or amend the Tax returns in their free discretion (to the extent legally permissible). If, after the Closing Date, any Taxing Authority informs the Buyer or Cataneo or its Affiliates of a Relevant Tax Matter or any other matter which could otherwise reasonably be expected to have an impact on Sellers’ Tax position, or if the Buyer or Cataneo or its Affiliates otherwise becomes aware of a Relevant Tax Matter, the Buyer shall notify Sellers of such matter. The Buyer’s notice shall be given within fifteen (15) Business Days after the Buyer or Cataneo or its Affiliates has received the relevant information or knowledge, or at any earlier date if required to enable Sellers to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy. If the Buyer has reason to believe that a payment is to be made by Sellers pursuant to Section 21.1, such notice shall state the amount of the alleged Tax Indemnification Claim and include evidence reasonably necessary to determine the fact, amount and payment of such claim to the extent already known and available.

22.	Tax Refunds

22.1.	Buyer shall pay to Sellers any Tax Refunds received after the Effective Date by Cataneo or its Affiliates for the time period (Zeitraum) prior to and including the Effective Date, except to the extent the respective claim for a Tax Refund is shown in the Final Effective Date Balance Sheet.

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22.2.	Buyer shall pay to Sellers an amount equal to any unused Tax liability (Steuerverbindlichkeit) or Tax provision (Steuerrückstellung) of any of Cataneo or its Affiliates as shown in the Effective Date Balance Sheet which may be dissolved after Closing, except to the extent:

a)	such Tax liability or Tax provision has been set off against any Indemnifiable Tax. Buyer shall be entitled to set off any other Buyer Claim against such payment obligation; or

b)	the Buyer or Cataneo or its Affiliates have an obligation arising from actions, measures or omissions taken by Cataneo or Sellers or any of its Affiliatess prior to or on the Effective Date to forward such amounts to a third party.

22.3.	Buyer shall notify Sellers in writing and without undue delay (unverzüglich) of any relevant decision by the Taxing Authority. Any amounts payable to Sellers pursuant to this Section 22 shall be due and payable within five (5) Business Days after the relevant decision of the Taxing Authority has been taken, provided, however, that any amounts payable to Sellers pursuant to Section 22.2 shall not be due and payable prior to expiry of five (5) years after the Closing or, if later, the last Buyer Claim has been satisfied or become time-barred.

23.	As if-Assessment, Pro-Rata Share and Treatment of Payments

23.1.	In the event Taxes relate to a Tax period beginning before the Effective Date and ending thereafter, such Tax period shall be deemed to be split in one Tax period ending on the Effective Date and another Tax period starting after the Effective Date for the purpose of determining claims under this Section VII (Tax Matters).

23.2.	All payments to be made by Sellers to Buyer or by Buyer to Sellers under this Agreement shall constitute a reduction or an increase in the Consideration for Tax purposes, as the case may be. If and to the extent payments are made by Sellers directly to Cataneo or its Affiliates, such payments shall be construed and deemed as contributions (Einlagen) made by Buyer into Cataneo or its Affiliates and shall be treated as a reduction of the Consideration as between the Parties.

24.	Cooperation on Tax Matters

24.1.	Buyer and Sellers shall, and shall ensure that Cataneo and its Affiliates, their respective employees and advisors, including the employees and advisors of Sellers, fully cooperate with each other in connection with any Relevant Tax Matter, including but not limited to the filing of any Tax Return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal, litigation or mutual agreement procedures (Verständigungsverfahren).

24.2.	Buyer and Sellers shall, and shall ensure that Cataneo and its Affiliates follow any reasonable instructions of Sellers in respect of any Relevant Tax Matter. In particular, and without prejudice to the aforementioned the Buyer shall

a)	not cause or permit Cataneo or its Affiliates to take any action on or after the Closing Date (including, without limitation, the making or changing of any Tax election, the amendment of any Tax Return or the taking of any Tax position on any Tax Return) that could give rise to (or increase) any Tax Indemnification Claims or that could reduce potential Tax Refunds without Sellers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

b)	keep and make available to Sellers, and instruct that Cataneo and its Affiliates will keep and make available to Sellers, all books, records and information to the extent relating to any Relevant Tax Matter in accordance with, and during the periods required under statutory law (and to the extent such books, records and information might be of relevance for the Relevant Tax Matter, until the relevant Tax has become final and binding and can no longer be amended);

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c)	provide, or instruct Cataneo and its Affiliates to provide, to Sellers and its advisors, upon Sellers’ request, copies of all relevant documents or other information and permit, or instruct Cataneo and its Affiliates to permit, Sellers and its Representatives to have access, during regular business hours and upon reasonable advance notice, to the premises, employees and books and records of Cataneo and its Affiliates, to the extent relating to a Relevant Tax Matter;

d)	promptly provide Sellers, no later than three (3) weeks prior to the expiration of the applicable appeal period, with copies of all Tax assessments and other relevant information that in Buyer’s opinion could trigger a Tax Indemnification Claim. Buyer shall give Sellers and/or the members of the legal and tax advisory professions commissioned by the Sellers and bound to secrecy the opportunity, at the Sellers’ request, to cooperate in an external tax audit or other proceedings of the Company which may be relevant for a Tax Indemnification Claim of the Sellers. Buyer shall direct the Company, as directed by the Sellers, to pursue available appeals of tax notices which may result in a Tax Indemnification Claim and to conduct the appeal or court proceeding including the application for suspension of execution (Aussetzung der Vollziehung) if and to the extent that the Sellers secure payment of court costs, counsel fees and security deposits. The Sellers may appoint the counsel. If the Sellers do not appoint a counsel despite of a reasonable deadline set by Buyer Buyer or the Company may appoint the counsel;

e)	challenge and litigate, and instruct Cataneo and its Affiliates to challenge, to litigate and to enter into mutual agreement procedures (Verständigungsverfahren), at the request of Sellers and according to Sellers’ instructions, any Tax assessment relating to a Relevant Tax Matter; and

f)	not accept, compromise, dispose of or settle, and instruct that Cataneo or its Affiliates do not accept, compromises, disposes of or settles, any Tax proceedings or Tax assessment relating to a Relevant Tax Matter without Sellers’ prior written consent; such consent not to be unreasonably withheld, conditioned or delayed.

24.3.	Sellers shall reasonably consider the interest of Buyer and Cataneo and its Affiliates when defending a Relevant Tax Matter and using its rights under this Agreement. Sellers shall bear all costs incurred in connection with the defense of the Relevant Tax Matter or the cooperation rights of Sellers under this Section 24.

25.	Survival

Claims under this Section VII (Tax Matters) shall be time-barred upon expiration of six (6) months after the ultimate, final and binding assessment of the relevant Tax. However, Sellers’ rights under Section VII shall not be time-barred before the expiration of six (6) months after Sellers have been notified by Buyer about the circumstance giving rise to a claim of Sellers.

VIII. Indemnification

26.	Indemnification by Sellers

Subject to the other terms and conditions of this Section 26, Sellers shall indemnify and defend each of Buyer and its Aﬃliate (including Cataneo and its Affiliates) (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses as well as any consequential and indirect damages (Folgeschäden, mittelbare Schäden) and lost profits (entgangener Gewinn), lost opportunities and frustrated expenses (vergebliche Aufwendungen) within the meaning of section 284 BGB, incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

a)	the dissolution or liquidation or any organizations or similar instrument available under applicable Law for winding up any Cataneo or its Affiliates;

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b)	any penalty payments relating to non-compliance with applicable data privacy law by Cataneo or its Affiliates, in particular with regard to (i) Cataneo or its Affiliates not having concluded mandatory data protection agreements with service providers, employees, banks or any other third party, and/or (ii) the lack of other mandatory documentation required under the General Data Protection Regulation, in each case if and to the extent such non-compliance existed to Sellers’ Knowledge on the Closing Date; and

c)	any repayment of subsidies obtained by Cataneo or its Affiliates by any government entity.

IX. Miscellaneous

27.	Expenses, Interest

27.1.	The costs for the notarization of this Agreement, all stamp duties, transfer Taxes and similar levies, all administrative and court fees associated with the consummation of this transaction shall be borne mutually by Buyer and Sellers (Buyer 50%, Seller 1 40%, Seller 2 10%, Seller 3 50%). All other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including the fees for its advisors. The costs for the Notary’s Escrow Account shall be borne by Seller 1 (4/9) and Seller 3 (5/9).

27.2.	Any interest accrued on the Notary’s Escrow Account shall be paid out to Seller 1 and Seller 3 with payment of as set forth in Section 6.1.7.

28.	Notices

Any notice (“Notice”) hereunder shall be made in the English language, in writing and given by personal delivery, by commercial overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by email including a document with a signature, at the following address:

If to Sellers:	Cuneo AG
82031 Grünwald, Schloßstraße 19
Email: mw@cuneo.ag
Attention: Mr. Michael Wölfle, CEO

and

Mr. Christian Unterseer
c/o CUTV GmbH
81671 München, Rosenheimer Straße 145d
Email: christianunterseer@t-online.de

and

CUTV GmbH
81671 München, Rosenheimer Straße 145d
Email: christianunterseer@t-online.de
Attention: Mr. Christian Unterseer, CEO

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With a copy to:

Philipp Rinke, LL.M.
Kleeberg Rechtsanwaltsgesellschaft mbH
80333 München, Germany
Email: philipp.rinke@crowe-kleeberg.de

If to Buyer:	Brand Engagement Network, Inc.
145 E. Snow King Ave Jackson, WY 83001, USA
Email: Legal@Beninc.ai
Attention: James D. Henderson, Jr., General Counsel

With a copy to:

Dr. Ralf Weisser
Weisser Rechtsanwalt
80638 München, Malsenstr. 9, Germany
Email: ralf.weisser@weisser.law

If to notary:	Lucas Wartenburger
80333 München, Brienner Str. 29, Germany
Email: info@notarb29.de

Each Notice shall be effective upon receipt (Zugang) which shall be deemed to have occurred (i) if personally served, upon such service, (ii) if sent by commercial overnight delivery service, upon the next Business Day following such sending, (iii) if mailed, three (3) days following the date of the post stamp, (iv) if sent by email upon transmission, provided that the Person sending the email shall not have received an out-of-oﬃce reply or a failure notice or (v) if otherwise transmitted, if acknowledged in writing by all other Parties to this Agreement.

29.	Notice Changes

Any Party may, by like Notice at any time and from time to time, designate a different address to which Notices shall be sent.

30.	Severability

Should any individual provision of this Agreement be or become in whole or in part invalid or infeasible, or should there be an omission in this Agreement, this shall indisputably (unwiderlegbar) not affect the validity or feasibility of the remaining provisions, without any party to this Agreement having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the invalid or infeasible provision or the omission. In place of the invalid or infeasible provision or in order to remedy the omission, the Parties undertake to agree on an appropriate, valid and feasible provision that comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement had they considered the matter at the outset.

31.	Entire Agreement

This Agreement (including its Exhibits and the Disclosure Schedule) constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any Exhibits or the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

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32.	No Set-off

No Party shall be entitled to exercise any right to set-off, retention or other right to refuse performance (Aufrechnung, Zurückbehaltung oder sonstige Leistungsverweigerungsrechte) with respect to any of its payment obligations under or in connection with this Agreement, except in case the underlying rights or claims of the Party have been expressly acknowledged (anerkannt) by the other Party in writing or have been awarded in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsacheverfahren) by a competent court or arbitral tribunal.

33.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

34.	Amendment and Modification; Waiver

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, unless notarization is required in which case such amendments, modifications or supplements have to be notarized. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

35.	Announcements

The Parties have pre-aligned on and Sellers have consented to Buyer’s filing of a Notice of Sale of Securities on Form D and a Current Report on Form 8-K to be made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, which shall include a copy of this Agreement as an exhibit, as well as an accompanying press release, concurrently with the execution of this Agreement. The Parties undertake that without the written consent of the other Party neither Party shall make any public announcement regarding this Agreement or any part of its content or the transactions contemplated hereunder, unless required by applicable law, regulation or stock exchange rules applicable to the respective Party. If legally permissible, at least five (5) Business Days prior to any permitted press release the Party wishing to make the announcement shall notify the other Parties thereof in writing, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration.

36.	Governing Law

This Agreement shall be construed in accordance with, and governed by, German Law, excluding the German conﬂict of Law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

37.	Submission to Jurisdiction

All disputes arising out of or in connection with this Agreement (including the breach, termination or validity thereof) shall be finally settled, without recourse to the ordinary courts of Law, by arbitration in accordance with the Arbitration Rules of the German Arbitration Institute (Deutsche Institution für Schiedsgerichtsbarkeit e.V.), as amended from time to time. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Munich, Germany. The language of the arbitration shall be English. Documents originating in the German language may be submitted in the German language and without an English translation. The right to obtain injunctive relief (vorläufigen Rechtsschutz) before state courts shall not be excluded.

This deed was read out aloud by the notary,
approved by the parties and
signed by them and by the notary:

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Exhibit 99.1

AI Company Brand Engagement Network Announces Agreement to Acquire German Media Technology Leader Cataneo Gmbh

October 30, 2024

Acquisition to Expand BEN’s Global Media Reach

JACKSON, Wyo., October 30, 2024 (GLOBE NEWSWIRE) — Brand Engagement Network, Inc.(BEN) (NASDAQ: BNAI), a global leader in secure and reliable conversational AI solutions for businesses and consumers, today announced it has agreed to acquire 100% of Cataneo Gmbh (Cataneo), a privately-owned media technology company based in Munich, Germany, in a cash and stock transaction.

Cataneo, a leader in media technology, offers an all-in-one solution for ad sales, inventory management, and campaign optimization. The company has been profitable throughout the years, with its platform helping broadcast and entertainment companies streamline operations, increase revenue, and enhance audience engagement. By integrating BEN’s advanced Generative AI, Cataneo is poised to strengthen its offerings and deliver even greater value to its brands and customers.

Cataneo’s Mydas platform is a rapidly growing, highly sophisticated air-time sales management and ad traffic system managing over 5 billion euros in annual media spending. Supporting over 5,000 users and more than 1,000 media brands across four continents, the Mydas platform operates on a robust recurring revenue model. It offers a fully integrated, 100% SaaS cloud solution consolidating all advertising inventories into a common currency on a single platform.

Combined Synergies Enhance Conversational Gen-AI for Global Media Brands

“We believe the combination of BEN’s safe, intelligent, and scalable Generative AI platform, with Cataneo’s Mydas tools, can transform how brands engage with their customers,” said Paul Chang, Chief Executive Officer of BEN. “This acquisition marks a significant step towards the future of interactive advertising, where consumers are not just marketed to, but actively engaged with, leading to more meaningful and enhanced online experiences.”

Cataneo’s Chief Executive Officer, Renato Rocha Pinto, expressed his excitement about the partnership. He stated, “We believe combining our technologies will significantly enhance consumer engagement and substantially benefit our global clients. BEN’s AI has the capability to generate deep insights and explore innovative consumer engagement opportunities across various media outlets, extending beyond traditional platforms.”

The acquisition underscores BEN’s commitment to strategic growth through mergers and acquisitions, enabling BEN to expand the reach of its core AI platform to over 1,000 media brands. This positions BEN to lead the next generation of conversational Gen-AI engagement, providing consumers with real-time, accurate, and helpful information across various channels, including while on the move and driving.

While Cataneo will continue to serve its existing clients independently, the company plans to collaborate closely with BEN to integrate AI into its internal processes and provide enhanced customer tools. The combined strength of BEN’s Generative AI and Cataneo’s platform is expected to expand Cataneo’s global presence significantly.

Transaction Details

The total purchase price for the acquisition is $19.5 million, comprised of $9.0 million in cash and 4.2 million shares of BEN common stock at an agreed-upon value of $2.50 per share. Depending on certain conditions before closing, a portion of the shares may be converted into the right to receive up to $3.0 million in cash. Upon closing, Cataneo will become a wholly owned subsidiary of BEN, with plans to expand operations in the U.S. and Latin America. This acquisition positions both companies for significant growth in the broadcast and agency premium advertising workflow management solutions market, a $2.0 billion segment within the broader $45 billion global media technology market. Renato Rocha Pinto will continue as Cantaneo’s Chief Executive Officer after the acquisition.

The transaction is subject to securing financing on mutually agreeable terms and obtaining customary regulatory approvals and guarantees by certain BEN shareholders. It is expected to close in the fourth quarter of 2024.

For more information about BEN’s safe, intelligent, scalable AI, please visit www.beninc.ai. For details about Cataneo, please visit www.cataneo.tv.

About BEN

Brand Engagement Network is a global leader providing secure and reliable conversational AI solutions for businesses and consumers. With offices in Jackson, Wyoming, and Seoul, South Korea, BEN offers a powerful and flexible platform that enhances customer experiences, boosts productivity, and delivers business value. At the heart of BEN’s offerings are AI-powered digital assistants and lifelike avatars, providing more personal and engaging experiences through browsers, mobile applications, and even life-size kiosks. These safe, intelligent, and inherently scalable AI solutions empower businesses to efficiently serve customers using validated data delivered through SaaS, Private Cloud, and On-Premises technology. BEN’s commitment to data sovereignty ensures that consumer and business data remain private, protected, and wholly owned by the respective parties. BEN’s mission is to make AI friendly and helpful for all, ensuring more people benefit from the AI-enhanced world.

About Cataneo

Cataneo is a global provider of comprehensive media management solutions for linear, non-linear, and digital media, headquartered in Munich, Germany. Cataneo’s platform is highly customizable and scalable and offers end-to-end solutions for advertising sales, traffic management, and campaign optimization across multiple media channels. With over two decades of experience, Cataneo supports over 1,000 media brands across 200+ channels in 4 continents, providing cutting-edge tools for inventory management, yield optimization, and programmatic ad sales. The company’s flagship platform, MYDAS, empowers media businesses to optimize revenues and streamline operations with advanced data analytics, CRM integration, and real-time reporting. Cataneo’s mission is to bridge the gap between media buyers, sellers, and platforms, offering a unified ecosystem for seamless media transactions and enhanced audience engagement.

Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of federal securities laws. They are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, BEN’s current expectations, assumptions, plans, strategies, and anticipated results, including the closing and anticipated benefits of the acquisition of Cataneo (the “Cataneo Acquisition”). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

There are a number of risks, uncertainties and conditions that may cause BEN’s actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to: (i) uncertainties as to the timing of the Cataneo Acquisition; (ii) the risk that the Cataneo Acquisition may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the Cataneo Acquisition, including the ability to obtain financing to fund the Cataneo Acquisition on terms that are agreeable to the parties or at all; (iv) the possibility that any or all of the various conditions to the consummation of the Cataneo Acquisition may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals) or required major shareholder guarantees; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; (vi) the effect of the announcement or pendency of the transactions contemplated by the purchase agreement on BEN’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from BEN’s ongoing business operations; (viii) uncertainty as to the timing of completion of the Cataneo Acquisition; (ix) risks that the benefits of the Cataneo Acquisition are not realized when and as expected; and (x) (A) the risk factors described in Part I, Item 1A of Risk Factors in BEN’s Annual Report on Form 10-K for the year ended December 31, 2023 and (B) the other risk factors identified from time to time in the BEN’s other filings with the Securities and Exchange Commission (the “SEC”). Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Many of these circumstances are beyond BEN’s ability to control or predict. These forward-looking statements necessarily involve assumptions on BEN’s part. These forward-looking statements may include words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “should,” “may,” “will,” “might,” “could,” “would,” or similar expressions. All forward-looking statements attributable to the Company or persons acting on BEN’s behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to the Company and speak only as of the date they are made. BEN disclaims any intention or obligation to update or revise publicly any forward-looking statements.

Media Contact

Amy Rouyer

BEN - Safe, Intelligent, Scalable AI

E: amy@beninc.ai

P: 503-367-7596

Investor Relations

Christine Marchuska

E: cmarchuska@allianceadvisors.com

P: 917-232-0852

Source: Brand Engagement Network, Inc. (BEN)